UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Chevron Corporation

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Notice of the 2011

Annual Meeting and the

2011 Proxy Statement

Notice of the 2011

Annual Meeting of Stockholders

Meeting Date:	Wednesday, May 25, 2011

Meeting Time:	8:00 a.m., PDT

Location:	Chevron Park Auditorium 6001 Bollinger Canyon Road San Ramon, California 94583-2324

Record Date:	Friday, April 1, 2011

Agenda

•	Elect 13 Directors;

•	Ratify the appointment of the independent registered public accounting firm;

•	Hold an advisory vote on named executive officer compensation;

•	Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation;

•	Take action on seven stockholder proposals, if properly presented at the Annual Meeting; and

•	Transact any other business that may be properly brought before the Annual Meeting.

Admission

All stockholders are invited to attend the Annual Meeting. To be admitted, you will need a form of photo identification and an admission ticket, valid proof of ownership of Chevron common stock, or a valid legal proxy. Please refer to pages 6 and 7 of this Proxy Statement for information about attending the Annual Meeting. Seating at the Annual Meeting will be available on a first-come basis.

Voting

Stockholders owning Chevron common stock at the close of business on Friday, April 1, 2011, or their legal proxy holders, are entitled to vote at the Annual Meeting. Please refer to pages 1 through 4 of this Proxy Statement for information about voting at the Annual Meeting.

On or about Thursday, April 14, 2011, we will mail to our stockholders either (1) a copy of this Proxy Statement, a proxy card and our Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote on the Internet.

By Order of the Board of Directors,

Lydia I. Beebe

Corporate Secretary and

Chief Governance Officer

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

Thursday, April 14, 2011

2011 Proxy Statement

General Information

Your Board of Directors is providing you with these proxy materials in connection with the solicitation of proxies to be voted at Chevron Corporation’s 2011 Annual Meeting of Stockholders and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Chevron may also be referred to as “we,” “our,” “the Company” or “the Corporation.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to vote on the following items at the Annual Meeting:

•	Elect 13 Directors named in this Proxy Statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Hold an advisory vote on named executive officer compensation;

•	Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

•	Seven stockholder proposals.

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint John S. Watson, R. Hewitt Pate and Lydia I. Beebe as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the proxy card provided to you using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you indicate otherwise on the proxy card, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

RECORD DATE AND VOTING

Stockholders owning Chevron common stock at the close of business on Friday, April 1, 2011, the Record Date, or their legal proxy holders are entitled to vote at the Annual Meeting.

Your Board strongly encourages you to vote. Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Chevron.

General Information (Continued)

Stockholders of record (i.e., stockholders who own their shares in their own name on the books of the Corporation) can vote by telephone, on the Internet or by mail as described below. Street name stockholders (i.e., stockholders who own their shares through a bank, broker or other holder of record) can vote by the method explained on the voting instruction card or other information you receive from the bank, broker or other holder of record through which you hold your shares. We encourage you to vote on the Internet or by telephone. Both are convenient and save us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

The telephone and Internet voting procedures are designed to verify that you are a stockholder of record by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. EDT on Tuesday, May 24, 2011.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet at www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Mail. You may vote by proxy by completing, signing, dating and returning your proxy card in the preaddressed, postage-paid envelope provided.

Voting in Person at the Annual Meeting. If you are a stockholder of record, you may vote by proxy by completing, signing, dating and returning your proxy card in person at the Annual Meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares to be able to vote in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting. However, the method by which you vote your proxy card will not limit your right to vote at the Annual Meeting if you decide to attend in person.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

—sending a written statement to that effect to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California, 94583-2324;

—submitting a proxy card with a later date and signed as your name appears on the stock account;

—voting at a later time by telephone or the Internet; or

—voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

General Information (Continued)

Confidential Voting. Chevron has a confidential voting policy to protect the privacy of our stockholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. Anyone who processes or inspects the ballots, proxy cards and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only in the event of a proxy contest or as otherwise required by law.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 2,010,241,115 shares of Chevron common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion only on Item 2 on the proxy card. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Item 1 or Items 3 through 11, your shares will not be voted on those matters.

If you have shares in an employee benefit plan and do not vote those shares, your trustee may vote your shares in accordance with the terms of the plan.

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each outstanding share of Chevron common stock is entitled to one vote for each of the Director nominees named in this Proxy Statement. Each Director nominee who receives a majority of the votes cast (i.e., the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee, excluding abstentions) will be elected a Director. However, if the number of Director nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the shares present in person or by proxy at the Annual Meeting or any adjournment thereof and entitled to vote on the election of Directors. If you do not wish your shares to be voted with respect to a particular Director nominee, you may “abstain” by so indicating in the space provided on the proxy card or voting instruction card or abstain as prompted during the telephone or Internet voting instructions.

Under Chevron’s By-Laws, in an uncontested election any current Director who receives more “against” votes than “for” votes must submit an offer of resignation to the Board Nominating and Governance Committee. The Committee must then consider all relevant facts, including the Director’s qualifications and past and expected future contributions, the overall composition of the Board, and whether Chevron would meet regulatory or similar requirements without the Director, and make a recommendation to the Board on what action to take with respect to the offer of resignation.

General Information (Continued)

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on the election of Directors.

Item 2—Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

This item is approved if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 3—Proposal Regarding Advisory Vote on Named Executive Officer Compensation

This item is approved as a non-binding recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares at its discretion on this item. Although the vote on this item is non-binding, as provided by law, your Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.

Item 4—Proposal Regarding Frequency of Future Advisory Votes on Named Executive Officer Compensation

The frequency (every year, every two years or every three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares at its discretion on this item. Although the vote on this item is non-binding, as provided by law, your Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning the frequency of such advisory votes.

Items 5 through 11—Stockholder Proposals

Except for Item 6, these items are approved as a non-binding recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Item 6 is approved and will result in an amendment to the By-Laws of the Company if a majority of the outstanding shares of Chevron’s common stock are voted in favor of the proposal. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares at its discretion on these items.

Any shares not voted on Item 1 or Items 3 through 11 (whether by abstention, broker nonvote or otherwise) will have no impact on that particular item.

Important Reminder of Effect of Not Casting Your Vote

If You Are a Street Name Stockholder

If you are a street name stockholder, it is critical that you vote your shares if you want your vote to count on Item 1 and Items 3 through 11. Recent changes in regulation have eliminated the ability of your bank, broker or other holder of record to vote your shares unless you give them instructions to do so by completing the voting instruction card included with this Proxy Statement.

General Information (Continued)

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron will bear the costs of soliciting and tabulating your votes. Chevron has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. Georgeson Inc. will act as our proxy solicitor in soliciting votes, at an estimated cost of $27,000 plus its reasonable out-of-pocket expenses. Chevron employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation.

Chevron will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. We estimate that this reimbursement will cost Chevron almost $2 million. The actual amount will depend on variables such as the number of proxy packages mailed, the number of stockholders receiving electronic delivery and postage costs. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

Broadridge Financial Solutions, Inc., will be the proxy tabulator, and IVS Associates, Inc., will act as the Inspector of Election.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address are receiving multiple copies of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, you can request to receive a single copy of these materials in the future by calling Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you or another stockholder of record with whom you share an address wishes to receive a separate Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, we will promptly deliver it to you if you request it by contacting Broadridge Financial Solutions, Inc., in the same manner as described above.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the Web site where those materials are available as well as a link to the proxy voting Web site.

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If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.icsdelivery.com/cvx. You may revoke your electronic delivery election at this site at any time and request a paper copy of the Proxy Statement and Annual Report.

General Information (Continued)

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If you are a street name stockholder, you may also have the opportunity to receive copies of the Proxy Statement and Annual Report electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record concerning the availability of this service.

This year, we are again furnishing proxy materials over the Internet to a number of our stockholders under the Securities and Exchange Commission’s notice and access rules. Many of our stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2010 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2010 Annual Report, and a proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials. We remind stockholders who receive a Notice that the Notice is not itself a proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on May 25, 2011:

The Notice of Annual Meeting, Proxy Statement and

2010 Annual Report are available at www.proxyvote.com.

At www.proxyvote.com, stockholders can view these materials, cast their vote, and request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

STOCKHOLDER OF RECORD ACCOUNT MAINTENANCE

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries about the requirements to transfer shares and similar issues can be handled by calling Chevron Stockholder Services’ toll-free number, 1-800-368-8357, or by contacting BNY Mellon Shareowner Services through its Web site at www.melloninvestor.com.

In addition, you can access your account through BNY Mellon Shareowner Services’ Web site. You can view your current balance, access your account history, sell shares held in the Chevron Investor Services Program, and obtain current and historical stock prices. To access your account on the Internet, visit www.melloninvestor.com/isd and enter your Investor ID and your PIN. The Investor ID can be found on your account statement or dividend check stub.

If you are a street name stockholder, you may contact your bank, broker or other holder of record with questions concerning your account.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the Annual Meeting. The meeting will be held at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

To be admitted to the Annual Meeting, you will need a form of photo identification and an admission ticket, valid proof of ownership of Chevron common stock, or a valid legal proxy.

General Information (Concluded)

If you are a stockholder of record, an admission ticket is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy, but keep your admission ticket and bring it with you to the Annual Meeting. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder.

If you are a street name stockholder, you must present proof of your ownership of Chevron common stock, such as a recent bank or brokerage account statement, to receive an admission ticket and be admitted to the Annual Meeting. You can also obtain an admission ticket in advance by mailing a written request, along with proof of your ownership of Chevron common stock, to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

If you are not a stockholder, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a stockholder of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e. the bank, broker or other holder of record) to the street name holder that is assignable, and a legal proxy from the street name holder to you. Each stockholder may appoint only one proxyholder to attend on their behalf.

No cameras, recording equipment, electronic devices (including cell phones), large bags, briefcases or packages will be permitted in the Annual Meeting.

Election of Directors

(Item 1 on the proxy card)

Your Board is nominating the 13 individuals identified below for election as Directors. Directors are elected annually and serve for a one-year term and until their successors are elected. If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or choose a substitute.

THE DIRECTOR NOMINATION PROCESS

The Board Nominating and Governance Committee is responsible for defining the qualifications for Board membership and identifying, assessing and recommending qualified Director candidates for the Board’s consideration in nominating individuals for election to the Board. The Board membership qualifications and nomination procedures are set forth in Chevron’s Corporate Governance Guidelines, which are available on the Chevron Web site at www.chevron.com. Generally, the Board is seeking individuals with the following qualifications:

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the highest professional and personal ethics and values, consistent with The Chevron Way and our Business Conduct and Ethics Code, both of which are available on the Chevron Web site at www.chevron.com;

•	broad experience or expertise at the policy-making level in business, governmental, educational, technological, environmental, or public interest issues;

•	the ability to provide insights and practical wisdom based on the individual’s experience and expertise;

•	a commitment to enhancing stockholder value;

•	sufficient time to effectively carry out duties as a Director (service on boards of public companies should be limited to no more than five); and

•	independence (at least a majority of the Board must consist of independent Directors, as defined by the New York Stock Exchange (NYSE) Corporate Governance Standards).

The Committee uses a skills and qualifications matrix to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all Director candidates, including current Directors, in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, education, experience, length of service and such other factors as it deems appropriate given the current and anticipated needs of the Board and the Company. The Committee and Board define diversity broadly to include diversity of professional experience (policy, business, government, education, technology or public interest), geographical location and viewpoint, as well as diversity of race, gender, nationality and ethnicity.

The Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary and Chief Governance Officer at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Election of Directors (Continued)

In addition to stockholder recommendations, the Committee considers Director candidates identified for consideration for nomination to the Board from other sources. Board members periodically suggest possible candidates, and from time to time, the Committee may engage a third-party consultant to assist in identifying potential candidates. In 2010, the Committee retained Russell Reynolds Associates to assist it with identifying potential candidates. Russell Reynolds has interviewed current Directors, evaluated the Board’s current and future makeup and needs, and is working with the Committee to develop a list of potential candidates.

For several years, the Committee has been planning for the 2011 retirements of Messrs. Armacost, Jenifer and Nunn and the 2012 retirements of Messrs. Eaton, Rice and Shoemate under Chevron’s mandatory Director Retirement Policy contained in our Corporate Governance Guidelines. In light of these expected retirements and the Board’s operating requirements, the Board increased the number of Directors from 12 directors in 2005 to 16 directors as of 2010. In connection with the 2011 Annual Meeting, the Committee recommended a Board size of 13 Directors. All of the 13 Director nominees are current Directors.

NOMINEES FOR DIRECTOR

Your Board unanimously recommends a vote FOR each of these nominees.

LINNET F. DEILY Director since 2006 Ms. Deily, age 65, was a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005.

Prior Positions Held: Ms. Deily was Vice Chairman of Charles Schwab Corporation from 2000 until 2001. She was previously President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional Services for Investment Managers from 1996 until 1998. Prior to joining Schwab, she was Chairman, President and Chief Executive Officer from 1990 until 1996 and President and Chief Operating Officer from 1988 until 1990 of the First Interstate Bank of Texas.

Current Public Company Directorships: Honeywell International Inc.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.).

Other Directorships and Memberships: Greater Houston Partnership; Museum of Fine Arts, Houston; Houston Zoo; St. Luke’s Episcopal Health System; Houston Endowment, Inc.; Jung Center Board of Trustees.

Qualifications, Experience, Attributes and Skills: Ms. Deily meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Ms. Deily has significant policy-making and international affairs experience, including experience with environmental issues, based in part on her work as a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization. In addition, she has experience leading major public corporations, first as Chairman, President and Chief Executive Officer of the First Interstate Bank of Texas and later as Vice Chairman of Charles Schwab Corporation. Ms. Deily also has significant financial expertise and experience gained through the various positions she held at Charles Schwab Corporation and First Interstate Bank of Texas.

Election of Directors (Continued)

ROBERT E. DENHAM Director since 2004 Mr. Denham, age 65, has been a Partner of Munger, Tolles & Olson LLP, a law firm, since 1998 and from 1973 until 1991.

Prior Positions Held: Mr. Denham was Chairman and Chief Executive Officer of Salomon Inc. from 1992 until 1997. In 1991, he was General Counsel of Salomon and its subsidiary, Salomon Brothers.

Current Public Company Directorships: The New York Times Company; Wesco Financial Corporation; Fomento Económico Mexicano, S.A. de C.V.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.).

Other Directorships and Memberships: John D. and Catherine T. MacArthur Foundation; Russell Sage Foundation Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Denham meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Denham brings to the Board extensive board and senior executive-level expertise in accounting, law, business and finance as a result of his nearly 41-year career as a lawyer, Chief Executive Officer at Salomon Inc., and Chairman and President of the Financial Accounting Foundation, a position he held from 2004 to 2009. Mr. Denham has also held numerous leadership positions with associations and councils focusing on governance, executive compensation, accounting, professional ethics and business.

ROBERT J. EATON Director since 2000 Mr. Eaton, age 71, is the retired Chairman of the Board of Management of DaimlerChrysler AG, a manufacturer of automobiles.

Prior Positions Held: Mr. Eaton was Chairman of the Board of Management of DaimlerChrysler AG from 1998 until 2000. He was Chairman of the Board and Chief Executive Officer of Chrysler Corporation from 1993 until 1998. He was Vice Chairman and Chief Operating Officer of Chrysler Corporation from 1992 until 1993.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Fellow, Society of Automotive Engineers; Fellow, Engineering Society of Detroit; National Academy of Engineering.

Qualifications, Experience, Attributes and Skills: Mr. Eaton meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Eaton has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Eaton brings to the

Election of Directors (Continued)

Board extensive board and senior executive-level expertise in the automotive industry, an industry closely connected to the energy industry, as a result of his nearly 40-year career at General Motors Company, Chrysler Corporation and DaimlerChrysler AG. This includes experience with respect to a wide range of issues affecting Chevron, including environmental matters.

CHUCK HAGEL Director since 2010 Mr. Hagel, age 64, has been Distinguished Professor at Georgetown University and the University of Nebraska at Omaha since 2009.

Prior Positions Held: From 1997 to 2009, Mr. Hagel served as a U.S. Senator from Nebraska. During his tenure in the U.S. Senate, Mr. Hagel served on the Senate Foreign Relations, the Banking, Housing and Urban Affairs, the Intelligence, and the Energy and Natural Resources committees. He served as Chairman of the Foreign Relations International Economic Policy, Export and Trade Promotion Subcommittee; the Banking Committee’s International Trade and Finance Subcommittee; and the Securities Subcommittee. He also served as the Chairman of the Congressional-Executive Commission on China and the Senate Climate Change Observer Group. Prior to his election to the U.S. Senate, Mr. Hagel was president of McCarthy & Company, an investment banking firm in Omaha, Nebraska. In the mid-1980s, Mr. Hagel co-founded VANGUARD Cellular Systems, Inc., a publicly traded corporation.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Chairman, Atlantic Council of the United States; Co-Chairman, President’s Intelligence Advisory Board; Member, Secretary of Defense’s Policy Board; Member, Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future; Commission on Climate and Tropical Forests; Public Broadcasting Service (PBS); Vietnam Veterans Memorial Fund Corporate Council; and numerous other private advisory boards.

Qualifications, Experience, Attributes and Skills: Mr. Hagel meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hagel brings to the Board extensive experience in public policy and international affairs as a result of recent service as Chairman of the Atlantic Council of the United States and as a two-term U.S. Senator from Nebraska. Mr. Hagel’s experience and his role on the advisory boards of a number of organizations gives him a strong knowledge of finance, international strategy, markets and competitors. In addition, Mr. Hagel’s work with the Senate Climate Change Observer Group, the Commission on Climate and Tropical Forests and as Co-Chair of the Disposal Subcommittee of the Blue Ribbon Commission on America’s Nuclear Future, gives him an understanding of environmental matters.

Election of Directors (Continued)

ENRIQUE HERNANDEZ JR.

Director since 2008

Mr. Hernandez, age 55, has been Chairman, Chief Executive Officer and President of Inter-Con Security Systems, Inc., a global security services provider, since 1986.

Prior Positions Held: Mr. Hernandez was an associate in the law firm of Brobeck, Phleger & Harrison from 1981 until 1985.

Current Public Company Directorships: McDonald’s Corporation; Nordstrom, Inc.; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): Tribune Company.

Other Directorships and Memberships: Harvard College Visiting Committee; Harvard University Resources Committee; University of Notre Dame Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Hernandez meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hernandez brings to the Board extensive board and senior executive-level experience in international business and law as a result of his nearly 26-year career with Inter-Con Security Systems, Inc., and his legal experience as a litigation attorney at Brobeck, Phleger & Harrison. Mr. Hernandez also provides expertise in security as well as in communications and community affairs from his role as co-founder of Interspan Communications, a television broadcasting company serving Spanish-language audiences.

GEORGE L. KIRKLAND Director since 2010 Mr. Kirkland, age 60, has been Vice Chairman of Chevron since January 2010 and Executive Vice President of Upstream and Gas since January 2005.

Prior Positions Held: Mr. Kirkland was previously President of Chevron Overseas Petroleum from 2002 through 2004. From 2000 to 2001, he was President of Chevron U.S.A. Production Co. Mr. Kirkland joined Chevron in 1974.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Africa America Institute; Corporate Council on Africa; U.S.-Kazakhstan Business Association; US-ASEAN Business Council.

Qualifications, Experience, Attributes and Skills: Mr. Kirkland meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Kirkland brings to the Board extensive senior executive-level experience at Chevron and in the energy industry with a strong knowledge of Chevron’s upstream business, including strategy, markets, competitors, financials, policy, administration, operations, environmental matters and industry regulation. Mr. Kirkland’s 36-year career at Chevron has at various points included principal responsibility for upstream research and technology, production and operations in Nigeria, the United States and Canada, and, most recently, global exploration, production and gas activities.

Election of Directors (Continued)

DONALD B. RICE

Director since 2005

Mr. Rice, age 71, is the retired President and Chief Executive Officer of Agensys, Inc., a private biotechnology company and since December 2007, an affiliate of Astellas Pharma Inc.

Prior Positions Held: Mr. Rice founded Agensys, Inc. (formerly UroGenesys, Inc.), in 1996 and served as its President and Chief Executive Officer until 2010. He was Chairman of Agensys, Inc. from 2002 until it was acquired by Astellas Pharma Inc. in December 2007. He was President and Chief Operating Officer of Teledyne, Inc., from 1993 until 1996. He was Secretary of the Air Force from 1989 until 1993. He was President and Chief Executive Officer of the RAND Corporation from 1972 until 1989.

Current Public Company Directorships: Vulcan Materials Co.

Prior Public Company Directorships (within the last five years): Amgen Inc.; Wells Fargo & Company.

Other Directorships and Memberships: RAND Corporation Board of Trustees; Chairman, Pardee RAND Graduate School Board of Governors.

Qualifications, Experience, Attributes and Skills: Mr. Rice meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Rice brings to the Board extensive board and senior executive-level expertise in business, government, public and international affairs, environmental issues, as well as significant experience in science and technology as a result of his service in the public and private sectors. Having served as a director of Unocal Corporation prior to its acquisition by Chevron, Mr. Rice brought to the Board strong knowledge of strategy, markets, competitors and financial aspects of Unocal’s operations.

KEVIN W. SHARER Director since 2007 Mr. Sharer, age 63, has been, since 2001, Chairman of the Board and, since 2000, Chief Executive Officer of Amgen Inc., a global biotechnology medicines company.

Prior Positions Held: From 1992 until 2000, Mr. Sharer served as President and Chief Operating Officer of Amgen. From 1989 until 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation. From 1984 until 1989, Mr. Sharer served in numerous executive capacities at General Electric Company.

Current Public Company Directorships: Amgen Inc.; Northrop Grumman Corporation.

Prior Public Company Directorships (within the last five years): 3M Company.

Other Directorships and Memberships: Los Angeles County Museum of Natural History; U.S. Naval Academy Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Sharer meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sharer serves as a

Election of Directors (Continued)

chief executive officer of a major public company, providing him insight and experience into the operations, challenges, and complex issues facing major corporations, as well as significant expertise in technology, research and development, and long investment cycles. Having served as a director of Unocal Corporation prior to its acquisition by Chevron, Mr. Sharer brought to the Board strong knowledge of strategy, markets, competitors and financials of Unocal’s operations. As current Chairman and Chief Executive Officer of Amgen, Mr. Sharer also brings first-hand knowledge of the business climate in California.

CHARLES R. SHOEMATE Director since 1998 Mr. Shoemate, age 71, is the retired Chairman, President and Chief Executive Officer of Bestfoods, a manufacturer of food products.

Prior Positions Held: Mr. Shoemate was Chairman of the Board and Chief Executive Officer of Bestfoods, formerly CPC International, from 1990 until 2000. He was elected President and a member of the Board of Directors of Bestfoods in 1988.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Indian River Medical Center Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Shoemate meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Shoemate has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Shoemate brings to the Board extensive board and senior executive-level expertise in manufacturing, finance, marketing, environmental matters and international business as a result of his nearly 40-year career with Bestfoods and its predecessor companies.

JOHN G. STUMPF

Director since 2010

Mr. Stumpf, age 57, has been since 2010, Chairman of the Board, since 2007, Chief Executive Officer, and since 2005, President of Wells Fargo & Company, a diversified financial services company.

Prior Positions Held: From 2002 until 2005, Mr. Stumpf served as Group Executive Vice President of Community Banking at Wells Fargo. In 2000, he led the integration of Wells Fargo’s $23 billion acquisition of First Security Corporation. Beginning in 1982, Mr. Stumpf served in numerous executive capacities at Norwest Corporation until its merger with Wells Fargo in 1998, at which time he became head of Wells Fargo’s Southwestern Banking Group.

Current Public Company Directorships: Target Corporation; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): None.

Election of Directors (Continued)

Other Directorships and Memberships: The Clearing House; The Financial Services Roundtable; San Francisco Museum of Modern Art Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Stumpf meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Stumpf serves as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Stumpf also has significant financial expertise and strategy and marketing experience as a result of his 29-year career in the banking and financial services industries. As current Chairman and Chief Executive Officer of Wells Fargo & Company, Mr. Stumpf also brings first-hand knowledge of the business climate in California and in the San Francisco Bay Area, where Chevron is headquartered.

RONALD D. SUGAR Director since 2005 Mr. Sugar, age 62, is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global defense and technology company.

Prior Positions Held: Mr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc., from 2000 until 2001.

Current Public Company Directorships: Amgen Inc.; Apple Inc.

Prior Public Company Directorships (within the last five years): Northrop Grumman Corporation.

Other Directorships and Memberships: Air Lease Corporation; Los Angeles Philharmonic Association; Los Angeles World Affairs Council; National Academy of Engineering; UCLA Anderson School of Management Board of Visitors; University of Southern California Board of Trustees.

Qualifications, Experience, Attributes and Skills: Mr. Sugar meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sugar has served as chairman and chief executive officer of a major public company, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Sugar has extensive board and senior executive-level expertise in manufacturing, technology, finance, government affairs, international marketing, environmental issues and long investment cycles. Mr. Sugar’s career has included service as Chief Financial Officer of TRW, Inc., providing additional financial expertise. As retired chairman and chief executive officer of Northrop, Mr. Sugar also has first-hand knowledge of the business climate in California.

Election of Directors (Continued)

CARL WARE Director since 2001 Mr. Ware, age 67, is a retired Executive Vice President of The Coca-Cola Company, a manufacturer of beverages.

Prior Positions Held: Mr. Ware was a Senior Advisor to the CEO of The Coca-Cola Company from 2003 until 2005 and was an Executive Vice President, Global Public Affairs and Administration, from 2000 until 2003. He was President of The Coca-Cola Company’s Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa from 1991 until 2000.

Current Public Company Directorships: Cummins Inc.

Prior Public Company Directorships (within the last five years): Coca-Cola Bottling Co. Consolidated; Georgia Power Co.

Other Directorships and Memberships: Atlanta Falcons; Clark Atlanta University Board of Trustees; PGA TOUR Golf Course Properties, Inc.

Qualifications, Experience, Attributes and Skills: Mr. Ware meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Ware brings to the Board extensive senior executive-level expertise in operations, manufacturing, marketing, and public and international affairs as a result of his nearly 28-year career with The Coca-Cola Company. Mr. Ware’s tenure as President and Chief Operating Officer of Coca-Cola Africa provided in-depth knowledge of one of Chevron’s key areas of operations, and his tenure as Executive Vice President for Public Affairs and Administration provided additional public policy experience.

JOHN S. WATSON Director since 2009 Mr. Watson, age 54, has been Chairman of the Board and Chief Executive Officer of Chevron since January 1, 2010.

Prior Positions Held: Mr. Watson was previously Vice Chairman of the Board of Chevron from 2009 until 2010. He was Executive Vice President of Strategy and Development from 2008 until 2009. From 2005 until 2007, he was President of Chevron International Exploration and Production, and from 2001 until 2005, he was Chief Financial Officer. He was named Vice President responsible for strategic planning in 1998. Mr. Watson joined Chevron Corporation in 1980.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Chairman, American Petroleum Institute; National Petroleum Council; The Business Council; Business Roundtable; JPMorgan International Council; American Society of Corporate Executives.

Election of Directors (Continued)

Qualifications, Experience, Attributes and Skills: Mr. Watson meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Watson brings to the Board extensive senior executive-level expertise in Chevron as well as the energy industry with a strong knowledge of strategy, markets, competitors, financial aspects, policy and operations. Mr. Watson’s 30-year career at Chevron has at various points included principal responsibility for corporate-wide finance, strategic planning, mergers and acquisitions, international exploration and production. In 2000, Mr. Watson led Chevron’s integration effort after its successful acquisition of Texaco Inc., after which he became Chief Financial Officer.

DIRECTORS NOT STANDING FOR REELECTION

The following Directors are retiring, effective as of the 2011 Annual Meeting, under Chevron’s mandatory Director Retirement Policy contained in our Corporate Governance Guidelines.

SAMUEL H. ARMACOST

Lead Director;

Director since 1982

Mr. Armacost, age 72, is the retired Chairman of the Board of SRI International, formerly Stanford Research Institute, an independent research, technology development and commercialization organization.

Prior Positions Held: Mr. Armacost was Chairman of the Board of SRI International from 1998 until 2010. He was Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Current Public Company Directorships: Callaway Golf Company; Exponent, Inc.; Franklin Resources, Inc.

Previous Public Company Directorships Within Last 5 Years: Del Monte Foods Company.

Other Directorships and Memberships: SRI International.

Qualifications, Experience, Attributes and Skills: Mr. Armacost meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Armacost has served as a chief executive officer of a major public company, BankAmerica Corporation, providing him insight and experience into the operations, challenges and complex issues facing major corporations. Mr. Armacost also has significant financial expertise and experience gained throughout his career, including through his work at BankAmerica Corporation and as a Managing Director of Weiss, Peck & Greer LLC and Managing Director of Merrill Lynch Capital Markets. As retired Chairman of SRI International, Mr. Armacost also has knowledge of the business climate in California and in the San Francisco Bay Area, where Chevron is headquartered.

FRANKLYN G. JENIFER

Director since 1993

Mr. Jenifer, age 72, is President Emeritus of The University of Texas at Dallas, a doctoral-level educational institution.

Election of Directors (Continued)

Prior Positions Held: Mr. Jenifer was President of the University of Texas at Dallas from 1994 until 2005. He was President of Howard University from 1990 until 1994. Prior to that, he was Chancellor of the Massachusetts Board of Regents of Higher Education from 1986 until 1990. Mr. Jenifer served as Vice Chancellor of the New Jersey Department of Higher Education from 1979 until 1986.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships and Memberships: Mountainside Hospital of Merit Health Systems, Inc.

Qualifications, Experience, Attributes and Skills: Mr. Jenifer meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Jenifer brings to the Board extensive expertise in workforce development as a result of his long career leading educational institutions and his service in the public and private sectors, including service as Chairman of the American Council on Education and as a director of the Texas Science and Technology Council and Texas Health Research Institute.

SAM NUNN

Director since 1997

Mr. Nunn, age 72, has been Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a charitable organization, since 2001 and Distinguished Professor, Sam Nunn School of International Affairs at Georgia Institute of Technology since 1997.

Prior Positions Held: Senator Nunn was a partner of King & Spalding, a law firm, from 1997 until 2003. He served as U.S. Senator from Georgia from 1972 until 1997. During his tenure in the U.S. Senate, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business committees.

Current Public Company Directorships: The Coca-Cola Company; Dell Inc.; General Electric Company.

Previous Public Company Directorships Within Last 5 Years: Internet Security Systems, Inc.; Scientific-Atlanta, Inc.

Other Directorships and Memberships: Chairman, Center for Strategic and International Studies.

Qualifications, Experience, Attributes and Skills: Mr. Nunn meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Nunn brings to the Board extensive experience in government, public and social policy and international affairs as a result of his 24 years of service in the U.S. Senate and more recently as a CEO of the Nuclear Threat Initiative. While serving as U.S. Senator from Georgia, Mr. Nunn chaired the Senate Armed Services Committee and Permanent Subcommittee on Investigations. As Co-Chairman and CEO of the Nuclear Threat Initiative, Mr. Nunn has presided over the Initiative’s efforts to reduce the global threat of nuclear, biological and chemical weapons.

INDEPENDENCE OF DIRECTORS

The Board has determined that each current nonemployee Director (Mr. Armacost, Ms. Deily, and Messrs. Denham, Eaton, Hagel, Hernandez, Jenifer, Nunn, Rice, Sharer, Shoemate, Stumpf, Sugar and Ware) is independent in accordance with the NYSE Corporate Governance Standards and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

Election of Directors (Concluded)

For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Chevron, other than as a Director. In making its determinations, the Board adheres to the specific tests for independence included in the NYSE Corporate Governance Standards. In addition, the Board has determined that the following relationships of Chevron Directors occurring within the last fiscal year are categorically immaterial to a determination of independence if the relevant transaction was conducted in the ordinary course of business:

•

director of another entity if business transactions between Chevron and that entity do not exceed $5 million or five percent of the receiving entity’s consolidated gross revenues, whichever is greater;

•

director of another entity if Chevron’s discretionary charitable contributions to that entity do not exceed $1 million or two percent of that entity’s gross revenues, whichever is greater, and if the charitable contributions are consistent with Chevron’s philanthropic practices; and

•

relationship arising solely from a Director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Chevron as long as the Director’s ownership interest does not exceed two percent of the total equity or partnership interest in that other party.

These categorical standards are contained in our Corporate Governance Guidelines, which are available on our Web site at www.chevron.com and are available in print upon request.

During 2010, Mr. Armacost, Ms. Deily, and Messrs. Denham, Hagel, Hernandez, Nunn, Rice, Sharer, Stumpf, Sugar and Ware were directors of for-profit entities with which Chevron conducts business in the ordinary course. They and Mr. Eaton were also directors or trustees of or similar advisors to not-for-profit entities to which Chevron contributed funds in 2010. The Board determined that all of these transactions and contributions were below the thresholds set forth in the first and second categorical standards described above (except as noted below) and are, therefore, categorically immaterial to the particular Director’s independence.

The Board reviewed the following relationships and transactions that existed or occurred in 2010 that are not covered by the categorical standards described above:

•

For Mr. Sharer, the Board considered that in 2010, Chevron sold products to Amgen Inc., in the ordinary course of business, amounting to less than ..014 percent of Amgen’s and less than .002 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Sharer is the Chairman, Chief Executive Officer and President of Amgen. The Board concluded that these transactions would not impair Mr. Sharer’s independence.

•

For Mr. Stumpf, the Board considered that in 2010, Chevron utilized Wells Fargo & Company for commercial banking, brokerage and other services, in the ordinary course of business, amounting to less than .17 percent of Wells Fargo’s and less than .01 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Stumpf is the Chairman, Chief Executive Officer and President of Wells Fargo. The Board concluded that these transactions would not impair Mr. Stumpf’s independence.

•

For Mr. Sugar, the Board considered that in 2010, Chevron purchased products from Northrop Grumman Corporation, in the ordinary course of business, amounting to less than .006 percent of Northrop Grumman’s and less than .0001 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Sugar retired as director, Chairman and Chief Executive Officer of Northrop Grumman at the end of 2009 but remained employed by Northrop Grumman through June 2010. The Board concluded that these transactions would not impair Mr. Sugar’s independence.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

Chevron’s Board of Directors has four standing committees: Audit, Board Nominating and Governance, Management Compensation, and Public Policy. The Audit, Board Nominating and Governance, and Management Compensation Committees are each constituted and operated according to the requirements of the Securities Exchange Act of 1934 and related rules and the New York Stock Exchange (NYSE) Corporate Governance Standards. Each Committee is governed by a written charter that can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In addition, each member of the Audit Committee is independent, financially literate and an “audit committee financial expert,” as such terms are defined under the Securities Exchange Act of 1934 and related rules and the NYSE Corporate Governance Standards.

Committees and Membership		Committee Functions
AUDIT Charles R. Shoemate, Chairman Enrique Hernandez Jr. John G. Stumpf Ronald D. Sugar†	—	Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders;
	—	Reviews reports of independent and internal auditors;
	—	Reviews and approves the scope and cost of all services (including nonaudit services) provided by the independent registered public accounting firm;
	—	Monitors the effectiveness of the audit process and financial reporting;
	—	Reviews the adequacy of financial and operating controls;
	—	Monitors Chevron’s compliance programs; and
	—	Evaluates the effectiveness of the Committee.
BOARD NOMINATING AND GOVERNANCE Samuel H. Armacost, Chairman* Robert E. Denham† Chuck Hagel Franklyn G. Jenifer* Sam Nunn* Donald B. Rice Kevin W. Sharer Carl Ware	—	Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual Director effectiveness;
	—	Assesses the size and composition of the Board;
	—	Recommends prospective Director nominees;
	—	Reviews and approves nonemployee Director compensation; and
	—	Periodically reviews and recommends changes as appropriate in Chevron’s Corporate Governance Guidelines, Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions.
MANAGEMENT COMPENSATION Robert J. Eaton, Chairman Linnet F. Deily Robert E. Denham Donald B. Rice Kevin W. Sharer Carl Ware†	—	Reviews and recommends to the independent Directors the salary and other compensation matters for the CEO;
	—	Reviews and approves salaries and other compensation matters for executive officers other than the CEO;
	—	Administers Chevron’s incentive compensation and equity-based plans, including the Employee Savings Investment Plan Restoration Plan, the Chevron Incentive Plan, the Long-Term Incentive Plan and the Deferred Compensation Plan for Management Employees;
	—	Reviews Chevron’s strategies and supporting processes for management succession planning, leadership development, executive retention and diversity; and
	—	Evaluates the effectiveness of the Committee.
PUBLIC POLICY Sam Nunn, Chairman* Samuel H. Armacost* Linnet F. Deily† Robert J. Eaton Chuck Hagel Franklyn G. Jenifer*	—	Identifies, monitors and evaluates domestic and international social, political, human rights, and environmental trends and issues that affect Chevron’s activities and performance;
	—	Recommends to the Board policies, programs and strategies concerning such issues; and
	—	Evaluates the effectiveness of the Committee.

*   Messrs. Armacost, Jenifer and Nunn will retire from the Board effective at the 2011 Annual Meeting, in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines.

†    Effective May 24, 2011, Mr. Sugar will become Chairman of the Audit Committee, Mr. Denham will become Chairman of the Board Nominating and Governance Committee, Mr. Ware will become Chairman of the Management Compensation Committee, and Ms. Deily will become Chairman of the Public Policy Committee.

Board Operations (Continued)

MEETINGS AND ATTENDANCE

In 2010, your Board held seven regularly scheduled Board meetings and one special Board meeting, with each regularly scheduled Board meeting including an executive session of independent directors, and 23 Board committee meetings, which included 10 Audit Committee, six Board Nominating and Governance Committee, four Management Compensation Committee, and three Public Policy Committee meetings.

All Directors attended 89 percent or more of the Board meetings and their Board Committee meetings during 2010. Chevron’s policy regarding Directors’ attendance at the Annual Meeting, as described in the “Board Agenda and Meetings” section of Chevron’s Corporate Governance Guidelines (available at www.chevron.com), is that all Directors are expected to attend the Annual Meeting, absent extenuating circumstances. Last year, all Directors attended the 2010 Annual Meeting.

BOARD LEADERSHIP AND INDEPENDENT LEAD DIRECTOR

Under Chevron’s By-Laws, the Board’s independent Directors select the Chairman of the Board annually. Mr. John Watson currently serves as both Chief Executive Officer and Chairman of the Board. The Board Nominating and Governance Committee conducts an annual assessment of Chevron’s corporate governance structures and processes, which includes a review of Chevron’s Board leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of Chevron’s stockholders. At present, Chevron’s Board believes that it is in the stockholders’ best interests for the CEO to also serve as Chairman of the Board. The Board believes that this structure fosters an important unity of leadership between the Board and the Company and enables the Board to organize its functions and conduct its business in the most efficient and effective manner. Chevron’s stockholders agreed with this approach in 2007 and 2008, when they most recently considered and voted on stockholder proposals to separate the roles of Board Chairman and CEO. The 2007 proposal was opposed by 64 percent of stockholders voting and the 2008 proposal was opposed by 85 percent of those voting.

Under Chevron’s Corporate Governance Guidelines, the independent Directors select a Lead Director annually. Currently, Mr. Armacost is our Lead Director. Since Mr. Armacost will retire from the Board at the 2011 Annual Meeting in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines, the independent Directors will select a new Lead Director following the Annual Meeting. As described in the “Lead Director” section of Chevron’s Corporate Governance Guidelines, the Lead Director’s responsibilities are to:

•	chair all meetings of the independent Directors, including executive sessions;

•	serve as liaison between the Board Chairman and the independent Directors;

•	consult with the Board Chairman on and approve agendas and schedules for Board meetings;

•	consult with the Board Chairman on other matters pertinent to Chevron and the Board;

•	call meetings of the independent Directors; and

•	communicate with major stockholders.

Any stockholder can communicate with the Lead Director or any of the other Directors in the manner described in the Board Nominating and Governance Committee Report in this Proxy Statement.

Board Operations (Continued)

BOARD ROLE IN RISK OVERSIGHT

One of the many duties of your Board is to provide oversight of Chevron’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. Chevron faces a broad array of risks, including market, operational, strategic, legal, political and financial risks. The Board exercises its role of risk oversight in a variety of ways, including the following:

•

In the context of the Board’s annual strategy session and the annual business plan and capital budget review, it reviews portfolio, capital allocation and geopolitical risks. Chevron’s management team routinely reports to the Board on risk matters in the context of the Company’s strategic, business and operational planning and decision making. Management manages and monitors risks at all levels of the Company, including operating companies, business units, corporate departments and service companies, and regularly reports to the Board through presentations from various centers of management-level risk expertise, including Corporate Strategic Planning, Legal, Corporate Compliance, Health Environment and Safety, Global Exploration and Reserves, Corporation Finance, and others.

•

The Audit Committee assists the Board in monitoring Chevron’s risk exposure and developing guidelines and policies to govern processes for managing risks. The Committee discusses Chevron’s policies with respect to risk assessment and risk management. The Company’s Treasury Department reports annually to the Committee in a review of risk management practices. The Committee also regularly discusses risk management in the context of compliance and internal controls. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Board Nominating and Governance Committee assists the Board in monitoring Chevron’s risks incident to the Company’s governance structures and processes. At least annually, the Committee conducts a thorough evaluation of the Company’s governance practices with the help of the Corporate Governance department. In connection with this review, the Committee discusses risk management in the context of general governance matters, including, among other topics, Board and management succession planning, delegations of authority and internal approval processes, stockholder proposals and activism, and Director and officer liability insurance. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Public Policy Committee assists the Board in monitoring risks associated with Chevron’s role in the communities in which it operates. The Committee routinely discusses risk management in the context of, among other things, legislative initiatives, environmental stewardship, employee relations, government and non-government organization relations, and Chevron’s reputation. The Committee is assisted in its work by management’s Global Issues Committee and regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Management Compensation Committee assists the Board in monitoring the risks associated with Chevron’s compensation programs and practices. The Committee is assisted in its work by its own independent compensation consultant. The Committee annually reviews the design and goals of Chevron’s compensation programs and practices in the context of possible risks to Chevron’s financial and reputational well-being. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

Board Operations (Continued)

BUSINESS CONDUCT AND ETHICS CODE

We have adopted a code of business conduct and ethics for Directors, officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Comptroller) and employees, known as the Business Conduct and Ethics Code. The code is available on our Web site at www.chevron.com and is available in print upon request. We will post any amendments to the code on our Web site.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is our policy that all employees and Directors must avoid any activity that is in conflict with or has the appearance of conflicting with Chevron’s business interests. This policy is included in our Business Conduct and Ethics Code. Directors and executive officers must inform the Chairman and the Corporate Secretary and Chief Governance Officer when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

The Board has charged the Board Nominating and Governance Committee to review related person transactions as defined by the Securities and Exchange Commission (SEC) rules. The Committee has adopted guidelines to assist it with this review. Under these guidelines, all executive officers, Directors and Director nominees must promptly advise the Corporate Secretary and Chief Governance Officer of any proposed or actual business and financial affiliations involving themselves or their immediate family members that, to the best of their knowledge after reasonable inquiry, could reasonably be expected to give rise to a reportable related person transaction. The Corporate Secretary and Chief Governance Officer will prepare a report summarizing any potentially reportable transactions, and the Committee will review these reports and determine whether to approve or ratify the identified transaction. The Committee has identified the following categories of transactions that are deemed to be preapproved by the Committee, even if the aggregate amount involved exceeds the $120,000 reporting threshold identified in the SEC rules:

•

compensation paid to an executive officer if that executive officer’s compensation is otherwise reported in our Proxy Statement or if the executive officer is not an immediate family member of another Chevron executive officer or director;

•	compensation paid to a Director for service as a Director if that compensation is otherwise reportable in our Proxy Statement;

•	transactions in which the related person’s interest arises solely as a stockholder and all stockholders receive the same benefit on a pro-rata basis;

•

transactions involving competitive bids (unless the bid is awarded to a related person who was not the lowest bidder or unless the bidding process did not involve the use of formal procedures normally associated with our bidding procedures);

•	transactions including services as a common or contract carrier or public utility in which rates or charges are fixed by law;

•	transactions involving certain banking-related services under terms comparable with similarly situated transactions;

Board Operations (Continued)

•

transactions conducted in the ordinary course of business in which our Director’s interest arises solely because he or she is a director of another entity and the transaction does not exceed $5 million or five percent (whichever is greater) of the receiving entity’s consolidated gross revenues for that year;

•

charitable contributions by Chevron to an entity in which our Director’s interest arises solely because he or she is a director, trustee or similar advisor to the entity and the contributions do not exceed, in the aggregate, $1 million or two percent (whichever is greater) of that entity’s gross revenues for that year; and

•

transactions conducted in the ordinary course of business and our Director’s interest arises solely because he or she owns an equity or limited partnership interest in the entity and the transaction does not exceed two percent of the total equity or partnership interests of the entity.

The Committee reviews all relevant information, including the amount of all business transactions involving Chevron and the entity with which the Director or executive officer is associated, and determines whether to approve or ratify the transaction. A Committee member will abstain from decisions regarding transactions involving that Director or his or her family members.

Related Person Transactions

The stepmother of Chairman and Chief Executive Officer John S. Watson and Mr. Watson’s late father’s estate (of which Mr. Watson, his stepmother and several of his immediate family members are beneficiaries) are receiving payments from a law firm in connection with the firm’s buyout in January 2008 of Mr. Watson’s father’s partnership and real property interests. In late 2008, subsequent to Mr. Watson’s father’s withdrawal from this law firm and death, Chevron retained the firm. In 2010, Chevron paid the firm approximately $165,000 and expects to pay it approximately $120,000 in fees in 2011.

The Board Nominating and Governance Committee has reviewed and approved or ratified this transaction under the standards described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists your Board in fulfilling its responsibility to oversee management’s implementation of Chevron’s financial reporting process. The Audit Committee Charter can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2010 Annual Report on Form 10-K with Chevron’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Chevron’s financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Board Operations (Continued)

In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Chevron and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to your Board that the audited financial statements be included in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Respectfully submitted on February 23, 2011, by the members of the Audit Committee of your Board:

Charles R. Shoemate, Chairman

Enrique Hernandez Jr.

John G. Stumpf

Ronald D. Sugar

BOARD NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Board Nominating and Governance Committee is responsible for defining and assessing qualifications for Board membership, identifying qualified Director candidates, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of Chevron’s corporate governance practices and policies, including an effective process for stockholders to communicate with the Board. The Committee is composed entirely of independent Directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Committee’s charter is available on the Chevron Web site at www.chevron.com and is available in print upon request. The Committee submits this report to stockholders to report on its role.

The Committee’s role in and process for identifying and evaluating Director nominees, including nominees recommended by stockholders, is described on pages 8 and 9 of this Proxy Statement. In addition, the Committee made recommendations to the Board on determining director independence, Board committee assignments, committee chairman positions, Audit Committee “financial experts” and the financial literacy of Audit Committee members.

The Committee regularly reviews trends and recommends corporate best practices, initiates improvements, and plays a leadership role in maintaining Chevron’s strong corporate governance structures and practices. Among the practices the Committee believes demonstrate the Company’s commitment to strong corporate governance are:

•	annual assessment of Board performance, its committees and Directors;

•	annual election of all Directors;

•	annual election of the Chairman of the Board by the Directors;

•	annual election of an independent Lead Director;

•	right of stockholders to call for a special meeting;

•	majority vote standard for the election of Directors in uncontested elections coupled with a Director resignation policy;

Board Operations (Concluded)

•	no supermajority voting provisions in Chevron’s Restated Certificate of Incorporation;

•	minimum stockholding requirements for Directors and officers; and

•	review and approval or ratification of “related person transactions” as defined by SEC rules.

The Committee reviews interested-party communications, including stockholder inquiries directed to nonemployee Directors. The Corporate Secretary and Chief Governance Officer compiles the communications, summarizes lengthy or repetitive communications, and regularly summarizes the communications received, the responses sent and further disposition, if any. All communications are available to the Directors. Interested parties wishing to communicate their concerns or questions about Chevron to the Chairman of the Committee or any other nonemployee Directors may do so by U.S. mail addressed to Nonemployee Directors, c/o Office of the Corporate Secretary and Chief Governance Officer, at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

Stockholders can find additional information concerning Chevron’s corporate governance structures and practices in Chevron’s Corporate Governance Guidelines, By-Laws and the Restated Certificate of Incorporation, copies of which are available on Chevron’s Web site at www.chevron.com and are available in print upon request.

Respectfully submitted on March 29, 2011, by members of the Board Nominating and Governance Committee of your Board:

Samuel H. Armacost, Chairman

Robert E. Denham

Chuck Hagel

Franklyn G. Jenifer

Sam Nunn

Donald B. Rice

Kevin W. Sharer

Carl Ware

MANAGEMENT COMPENSATION COMMITTEE REPORT

The Management Compensation Committee of Chevron has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page, and based on such review and discussion, the Committee recommended to the Board of Directors of the Corporation that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K.

Respectfully submitted on March 29, 2011, by members of the Management Compensation Committee of your Board:

Robert J. Eaton, Chairman

Linnet F. Deily

Robert E. Denham

Donald B. Rice

Kevin W. Sharer

Carl Ware

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate our named executive officers, or “NEOs”:

NEO	Position
John S. Watson	Chairman and Chief Executive Officer
Patricia E. Yarrington	Vice President and Chief Financial Officer
George L. Kirkland	Vice Chairman and Executive Vice President
Michael K. Wirth	Executive Vice President
R. Hewitt Pate	Vice President and General Counsel
Charles A. James*	(former) Executive Vice President

*Mr.	James retired in May 2010.

We have divided this section into three parts:

•

Part I—The Principles and Processes That Underlie How We Compensate Our NEOs. In this section we discuss the important principles, processes, participants and tools that help us make compensation decisions for our NEOs.

•

Part II—The Different Ways We Compensate Our NEOs. In this section we discuss the four components of NEO compensation—base salary, short-term cash incentives, long-term equity incentives and benefits—and actual compensation paid to our NEOs in 2010.

•	Part III—Other Matters That Affect How We Compensate Our NEOs. In this section we discuss how other internal and external compensation policies and regulations can affect how we compensate our NEOs.

PART I—THE PRINCIPLES AND PROCESSES THAT UNDERLIE HOW WE COMPENSATE OUR NEOS.

Our Core Principles for NEO Compensation

The core principles that underlie our approach to compensation are that NEO compensation should:

•	reward creation of long-term stockholder value through increased stockholder returns;

•	support our career employment model;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, even through the cyclical nature of our business; and

•	reinforce the values we express in The Chevron Way (www.chevron.com/about/chevronway/) and our Operational Excellence Management System (www.chevron.com/about/operationalexcellence/).

Executive Compensation (Continued)

How we compensate our NEOs also reflects the industry in which we compete. Chevron is a Fortune 10 company and one of the world’s largest integrated energy companies. We operate complex oil, gas, petroleum and chemical businesses. We compete globally with large independent and national energy companies. We closely monitor the business performance and compensation practices of our top competitors, particularly ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Like these companies, our business is largely commodity based and can be highly cyclical, for a variety of reasons. Our business can be adversely affected at any time by external factors, including domestic and international economic trends, natural disasters, and political instability. The lead times and project life spans in our business are generally very long term. The life cycle of a particular project is generally longer than an NEO’s tenure in a particular position. To manage this business and the associated risks successfully, our NEOs must, among other things, be able to manage costs, control risks, execute business plans and leverage those employees whom they supervise in order to optimize profits and increase long-term stockholder value and return. These skills are vital to Chevron’s continued success and must be supported by our compensation programs.

The Role of Our Management Compensation Committee and Its Compensation Planning Tools

Our Management Compensation Committee is responsible for NEO compensation. The Committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Standards. The Committee annually reviews and determines NEO compensation; however, for our CEO’s compensation, the Committee makes recommendations to the nonemployee Directors of the Board who determine his compensation. A complete description of the Committee’s authority and responsibility is set forth in its charter, which is available on our Web site at www.chevron.com and is available in print upon request.

The Committee utilizes a variety of tools to assist it with fulfilling its responsibility for NEO compensation and making compensation decisions consistent with the core principles discussed above, including:

Compensation Consultant.

During 2010, the Committee retained an independent compensation consultant—Exequity LLP—to assist it with its duties. Under the terms of the retention, the Committee has the exclusive right to select, retain and terminate Exequity as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity and its lead consultant reported directly to the Committee, but, when directed to do so by the Committee, worked cooperatively with Chevron’s management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the relationship. In 2010 the Committee determined that retaining Exequity in the role of independent compensation consultant was appropriate.

Exequity provided the Committee with a review of general industry trends and the broad executive compensation climate as well as specific advice concerning Chevron’s NEO compensation practices, including analysis of our base salary, short-term and long-term incentive, and benefit practices against those of our peers (discussed below). More particularly, during 2010, Exequity:

•	managed an annual executive pay analysis covering base salary, short-term incentives, and long-term incentives for our CEO and other NEOs;

Executive Compensation (Continued)

•

attended selected Committee meetings (including executive sessions) and presented results of analysis and any key recommendations for Committee action, including, specifically, recommendations for CEO pay;

•	discussed emerging trends and technical issues at designated Committee meetings during the year and reviewed and commented on management proposals, as appropriate; and

•	responded to miscellaneous Committee requests, including requests for analysis and trends in incentive pay design, executive benefits and disclosure requirements.

The Committee reviewed information provided by Exequity to determine the appropriate level and mix of compensation for each of the NEOs in light of Chevron’s compensation philosophy and objectives. Exequity’s analysis showed that Chevron’s NEO compensation was appropriately designed and administered and appropriately competitive for the industry in which Chevron competes.

Internal Compensation Specialists.

The Committee relies upon our internal compensation specialists for additional counsel, data and analysis.

CEO Recommendations.

The Committee also relies upon our CEO for compensation recommendations for the NEOs other than himself. The CEO and the Committee discuss the CEO’s assessment of the NEOs and any other factors that the CEO believes may be relevant for the Committee’s consideration.

Peer Group Practices.

The Committee’s compensation decisions for our NEOs are also compared with the pay practices of our competitors and other large public companies. We utilize an Oil Industry Peer Group and a Non-Oil Industry Peer Group for evaluating our NEO compensation practices and levels. The purpose of these comparisons is to help the Committee understand generally how our NEOs’ compensation compares with the compensation of persons in reasonably similar positions at these companies, rather than to establish any benchmarks or performance targets for setting NEO compensation. The Oil Industry Peer Group consists of 12 oil and energy industry companies: Anadarko Petroleum, BP, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon Oil, Occidental Petroleum, Royal Dutch Shell, Sunoco, Tesoro and Valero Energy. These companies are our primary competitors for executive-level talent and have substantial U.S. or global operations that most nearly approximate the size, scope and complexity of our business or segments of our business. The compensation practices and levels of the companies in this peer group are reviewed in connection with determining NEO base salaries, Chevron Incentive Plan (CIP) awards and Long-Term Incentive Plan (LTIP) awards (described below). Data concerning these companies is derived from the Oil Industry Job Match Survey, an annual survey published by Towers Perrin, and from these companies’ proxy statements or other public disclosures.

The Non-Oil Industry Peer Group consists of 23 non-oil and energy industry companies: 3M, Alcoa, American Electric Power, AT&T, Boeing, Caterpillar, Dow Chemical, Duke Energy, Ford Motor, General Electric, Hewlett-Packard, Honeywell, IBM, Intel, International Paper, Johnson & Johnson, Lockheed Martin, Merck, Motorola, Northrop Grumman, PepsiCo, Pfizer and Verizon Communications. We believe it is important to periodically compare our overall compensation practices (and those of the oil and energy industry generally) against a broader mix of companies to ensure that our compensation

Executive Compensation (Continued)

practices are reasonable when compared with non-energy companies similar to us in size, complexity and scope of operations. The companies comprising this peer group remain generally the same from year to year, unless market events such as mergers or acquisitions merit replacing one company with another. When determining the companies to be included in the Non-Oil Industry Peer Group, we look for companies of similar financial and operational size whose products are primarily commodities and that have, among other things, global operations, significant assets and capital requirements, long-term project investment cycles, extensive technology portfolios, an emphasis on engineering and technical skills, and extensive distribution channels. Data concerning these companies is derived from the Total Compensation Measurement Database, a proprietary source of compensation data and analysis developed by Hewitt Associates.

PART II—THE DIFFERENT WAYS WE COMPENSATE OUR NEOS.

Overview

We compensate our NEOs in four ways: base salary, annual cash incentives, long-term equity incentives, and broad-based benefit and retirement programs. We describe each below.

Allocation Among Components

No specific formula is used to determine the allocation of an NEO’s total annual compensation among base salary, short-term and long-term incentives, and benefits. However, we believe the NEOs’ short-term and long-term, or at-risk, incentives should represent more than half of their annual compensation opportunity. Thus, for example, in 2010 the portion of the CEO’s total compensation (base salary, CIP and LTIP grant date fair value) that was at risk was 89 percent and an average 85 percent was at risk for the other NEOs. In addition, as noted above, we believe that NEO compensation should be externally competitive and internally equitable. Thus, we evaluate an NEO’s total compensation opportunity against the total compensation opportunity available to persons in similar salary grades within Chevron and persons in similar positions at companies in the Oil and Non-Oil Industry Peer Groups.

Base Salary

The first of the four components of our NEOs’ compensation is base salary. We believe that base salaries should provide a competitive level of income and help us attract and retain strong executive talent through a full career. Base salaries also help us maintain an appropriate balance between short-term and long-term, or at-risk, compensation.

How We Determine Our CEO’s Base Salary.

The Committee and the other independent Directors believe that the CEO’s base salary should be competitive with the other chief executive officers in our Oil Industry Peer Group. The Committee does not have predetermined targets or a predetermined range within the Oil Industry Peer Group as an objective. Instead, the Committee exercises its discretion, taking into account the size, scope and complexity of our business and the CEO’s experience, skills and performance. The Committee makes a recommendation to the independent Directors, and the independent Directors make the salary determinations for the CEO.

Comparative Data.    Each year when evaluating our CEO’s base salary, the Committee directs its independent consultant to review and report to the Committee on the relation of our CEO’s base salary

Executive Compensation (Continued)

to the base salaries of chief executive officers in our Oil Industry Peer Group and our Non-Oil Industry Peer Group. The independent consultant provides a summary of base salary data gleaned from publicly available compensation data and proprietary compensation surveys.

Mr. Watson’s 2010 Base Salary.    In 2010, Exequity reported to the Committee that Mr. Watson’s base salary of $1,500,000 (effective January 2010 upon his appointment as Chairman and CEO) was ranked as a tie for fifth/sixth among the base salaries of chief executive officers in our Oil Industry Peer Group and 13th among the base salaries of chief executive officers in our Non-Oil Industry Peer Group. In view of this, the Committee did not recommend any additional adjustment to Mr. Watson’s base salary for 2010.

How We Determine Our Other NEOs’ Base Salaries.

For our other NEOs, base salary is a function of two things: (1) their assigned base salary grade and (2) individual qualitative considerations, such as individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. Our CEO makes recommendations to the Committee as to the base salaries for each of our other NEOs. The Committee makes base salary determinations for all NEOs, and the independent Directors review and ratify the determinations.

Salary Grades and Salary Grade Ranges.    Each NEO is assigned to a base salary grade. Each grade has a base salary minimum, midpoint and maximum that constitute the salary range for that grade. Salary grades and the appropriate salary ranges are determined through market surveys of positions of comparable level, scope, complexity and responsibility. We believe that base salary grade ranges should be competitive with the base salary ranges for persons occupying reasonably similar positions at the companies within our Oil Industry Peer Group, although the Committee does not have a predetermined position within that group. The Committee annually reviews the ranges and may approve increases in the base salary grade ranges if it determines that adjustments are necessary to maintain this competitiveness. Because our NEOs occupy the senior leadership and management positions at Chevron, the positions are assigned to the highest salary grades. In 2010, the Committee approved a 3.75 percent increase in the base salary grade ranges for our NEOs after reviewing updated data from our Oil Industry Peer Group and the projected movement in base salaries among those companies. This resulted in 2010 base salary grade ranges for our NEOs (other than the CEO and Vice Chairman) as follows: Mr. Wirth and Ms. Yarrington: $687,000 to $1,031,000; and Mr. Pate: $566,000 to $850,000.

2010 Base Salaries.    Each NEO’s base salary is reviewed annually by the Committee and may be adjusted for a variety of reasons, including individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. The Committee approved the following increases in the base salaries of our other NEOs. These base salaries were effective April 1, 2010, except for Mr. Wirth’s base salary, which was adjusted in and effective January 2010 following a separate review of his compensation by the Committee that coincided with other leadership changes.

•

Mr. Kirkland’s 2010 base salary was increased 20 percent, to $1,200,000, in recognition of his continued strong direction and leadership in the upstream operations and to position him with similar senior leadership positions within the industry that have Board responsibilities.

•

Ms. Yarrington’s 2010 base salary was increased 11.1 percent, to $800,000, in recognition of her excellent leadership of the finance function and her performance relative to her position within her base salary grade range.

Executive Compensation (Continued)

•

Mr. Wirth’s 2010 base salary was increased 9.8 percent, to $900,000, in recognition of his focus on improving the performance of downstream operations against plan objectives and for the expansion of his business responsibilities.

•	Mr. Pate’s 2010 base salary was increased 6.8 percent, to $694,000, in recognition of his leadership in continuing the strengthening of the capabilities of the legal function worldwide.

•	Mr. James did not receive a base salary increase in 2010 due to his planned May 2010 departure from Chevron.

We report each NEO’s base salary in the “Summary Compensation Table,” below. As described in “Other Benefits, Retirement Programs and Perquisites,” NEOs are eligible to defer up to 40 percent of their base salary over the Internal Revenue Code section 401(a)(17) limit for payment upon retirement or termination of service. We describe the aggregate NEO deferrals in 2010 in the “Nonqualified Deferred Compensation Table,” below.

Annual Cash Incentive—The Chevron Incentive Plan (CIP)

The second of the four components of our NEOs’ compensation is an annual cash incentive, or Chevron Incentive Plan award. CIP awards are designed to reward the NEOs for business and individual performance. We believe that CIP awards are an effective short-term performance management, development and retention tool. In March 2011, CIP awards for the 2010 performance year were made to the NEOs as detailed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” below.

How We Determine CIP Awards.

Prior to the performance year, the Committee establishes a CIP Award Target (explained under “CIP Award Target,” below) for each NEO, which is based on a percentage of the NEO’s base salary. After the end of the performance year, the Committee assesses Chevron’s overall performance and sets a Corporate Performance Factor (explained under “Chevron’s Corporate Performance,” below), which is the same for each NEO. The Committee then determines the cash amount for each NEO’s CIP award by multiplying the NEO’s base salary by their CIP Award Target and by the Corporate Performance Factor, then adjusting the resulting amount to take into account the NEO’s individual performance, including the performance of any strategic business units reporting to the NEO. The Corporate Performance Factor and the NEO’s individual performance are not determined by a formula or on the basis of predetermined financial or performance targets or award ranges. Rather, the Committee exercises its discretion based upon a number of factors discussed below. With respect to each NEO other than the CEO, the CEO makes a recommendation to the Committee.

CIP Award Target.    The CIP Award Target is a percentage of the NEO’s base salary and is set prior to the beginning of the performance year as an appropriate starting point for determining the actual size of the NEO’s CIP award. We believe that CIP awards, like salaries, should be internally consistent such that persons in the same base salary grade have the same percentage of base salary to establish the CIP Award Target. The Committee sets the percentage of base salary for each salary grade to be competitive with similar awards to persons in reasonably similar positions at companies in our Oil Industry Peer Group. For determining the CIP Award Target of the CEO, the Committee relies on data covering CEOs in the Oil Industry Peer Group that is provided by its independent compensation consultant. Since there are not identical jobs at other companies, for the rest of the NEOs, the Committee relies on the data from the Oil Industry Job Match Survey (described above) to ensure that

Executive Compensation (Continued)

the award targets for those NEOs are generally competitive. In 2010, the Committee set, for the 2010 performance year, the following CIP Award Targets for each NEO based upon the percentage of base salary for the salary grade of the NEO: Mr. Watson, 125 percent; Mr. Kirkland, 100 percent; Messrs. Wirth and James and Ms. Yarrington, 80 percent; and Mr. Pate, 75 percent.

Chevron’s Corporate Performance.    We believe that CIP awards for NEOs should be largely determined by our overall corporate performance. After the end of the performance year, the Committee sets the Corporate Performance Factor based on its assessment of how the Company performed. The Committee considers numerous metrics in setting the Corporate Performance Factor. The Committee does not assign relative weight to any one metric, nor does it have a set formula for evaluating these metrics, but rather exercises its discretion, taking into account how the Company performed in light of its business plan objectives, which are approved by the Board annually. Also, given the long-term nature of the business, in which investments today yield returns for decades to come, the Committee considers decisions and progress on strategic investments. For 2010, the objectives and actual performance for some of the key indicators were as follows:

Indicator	Objective	Actual	Actual As a % of Objective
Earnings (in billions)	$12.2	$19.0	156%
Chevron’s TSR Ranking*	N/A	2 of 5	N/A
Chevron’s ROCE Ranking**	N/A	2 of 5	N/A

*	Total Stockholder Return (TSR) ranking is Chevron’s total stockholder return (including stock price appreciation and dividends) compared with the four largest companies in the Oil Industry Peer Group for 2010 (BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell).

**	Return on Capital Employed (ROCE) ranking is Chevron’s ROCE compared with the four largest companies in the Oil Industry Peer Group for 2010 (BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell). ROCE is calculated as net income (adjusted for after-tax interest expense and noncontrolling interest) divided by the average of total debt, noncontrolling interest and stockholders’ equity for the year.

The Committee also focuses on nonfinancial items, such as safety, environmental performance, employee diversity, oil and gas production, reliability of facilities and operations, and progress on strategic projects and investments for the future of the business. The Committee considers the Company’s performance in these areas on both an absolute and relative basis, comparing our performance against the performance of our top competitors in the Oil Industry Peer Group (BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell) and considering these in light of matters beyond management’s control, such as commodity price effects and foreign exchange. The Committee also relies on data provided by its independent consultant for determining that the amounts are competitive and in line with relative performance. In evaluating Chevron’s performance in 2010, the Committee recognized that Chevron’s 2010 earnings were the second highest in the Company’s history, it ranked second in TSR among its top competitors in the Oil Industry Peer Group, it realized its best-ever safety performance and spill frequency, it sustained operating cost performance despite a higher cost environment, it exceeded both one-year and five-year production growth plans, it sustained strong refinery utilization, and it demonstrated continued ability to deliver and execute multiple complex projects concurrently. Based on these considerations, the Committee set a Corporate Performance Factor of 150 percent. The Corporate Performance Factor is the same for each NEO.

Individual Performance.    We believe that CIP awards should also reflect an NEO’s performance as a member of Chevron’s senior leadership team. After the Committee has applied the Corporate

Executive Compensation (Continued)

Performance Factor to the CIP Award Target for each NEO, the Committee exercises its discretion in further adjusting the final CIP award to take into account individual performance, which includes consideration of business performance in the areas of responsibility reporting to the NEO. The Committee also considers internal pay equity to ensure that NEOs in the same base salary grade are positioned properly. The Committee does not use a predetermined set of metrics, performance targets or formula in considering individual performance. Instead, the Committee uses its judgment and discretion in analyzing the individual performance of each NEO, including how any business units reporting to the NEO performed.

2010 CIP Awards.

Our NEOs received the following CIP awards, which are also detailed in the “Summary Compensation Table,” below.

Mr. Watson received an award of $3,000,000. This amount reflects the amount of his base salary ($1,500,000) multiplied by his CIP Award Target percentage of 125 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $2,812,500. The remaining $187,500 of Mr. Watson’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2010, specifically his leadership in and focus on capital stewardship, operational excellence and cost management. This performance resulted in the second-highest earnings in Company history.

Ms. Yarrington received an award of $1,050,000. This amount reflects the amount of her base salary ($800,000) multiplied by her CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $960,000. The remaining $90,000 of Ms. Yarrington’s award is attributable to the Committee’s and Board’s assessment of her individual performance in 2010, specifically her oversight of the finance function, including ensuring that internal controls remain strong. In addition, the Board recognized the sound decisions that were made in the areas of cash planning and the deployment of capital.

Mr. Kirkland received an award of $2,150,000. This amount reflects the amount of his base salary ($1,200,000) multiplied by his CIP Award Target percentage of 100 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $1,800,000. The remaining $350,000 of Mr. Kirkland’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2010, specifically his role in shaping the strategic direction of the Company, focusing on capital project execution, and in recognition of his additional responsibilities as Vice Chairman of the Board. All key performance objectives were met and several exceeded expectations, including safety. Production exceeded plan, and milestones were achieved on key projects, notably the Australian LNG projects, Gorgon and Wheatstone.

Mr. Wirth received an award of $1,250,000. This amount reflects the amount of his base salary ($900,000) multiplied by his CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $1,080,000. The remaining $170,000 of Mr. Wirth’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2010, specifically his oversight of the worldwide downstream functions and his leadership in initiating a difficult but comprehensive portfolio rationalization, improving reliability and absorbing and seamlessly integrating chemical responsibilities.

Mr. Pate received an award of $850,000. This amount reflects the amount of his base salary ($694,000) multiplied by his CIP Award Target percentage of 75 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $780,750. The remaining $69,250 of Mr. Pate’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2010, specifically his outstanding job in leading the Company’s defense in several U.S. and international litigation cases.

Executive Compensation (Continued)

Mr. James received an award of $350,000. This amount reflects the amount of his base salary ($303,713), which was prorated for January through May 2010 due to his retirement, multiplied by his CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Factor of 150 percent, resulting in $364,456, which was rounded by the Committee to $350,000.

Annual Long-Term Equity Incentive—The Long-Term Incentive Plan (LTIP)

The third of the four components of our NEOs’ compensation is an annual long-term equity incentive, or Long-Term Incentive Plan award, consisting of a mix of stock options and performance shares. We believe that LTIP awards are an effective way to give NEOs an equity stake in our business, thereby encouraging performance that significantly increases long-term stockholder return. LTIP awards are designed to provide a significant portion of the total compensation opportunity that is at risk and are in direct alignment with stockholder value and our long-term, career employment model. As stockholder value increases, so, too, will the value of an NEO’s equity stake in our business.

NEOs are eligible to receive an LTIP award annually. Annual LTIP awards are not given on the basis of past performance; rather they are given on the basis of prospective contribution, retention and incentive. Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards in Fiscal Year 2010” table, below.

How We Structure Annual LTIP Awards.

Each NEO’s LTIP award consists of two components—stock options and performance shares. We believe using these two kinds of equity incentive awards is appropriate because they are both linked directly to stockholder returns. Stock options provide an absolute measure tied directly to the stock market, whereas performance shares add a relative performance perspective. These awards have little or no value unless, in the case of stock options, our stock price appreciates and, in the case of performance shares, our total stockholder return compares favorably with the TSR of our top competitors in our Oil Industry Peer Group—ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. The Committee decided to use these companies for TSR ranking to ensure that the potential for payout is based on Chevron’s performance as compared with its top global competitors in the Oil Industry Peer Group that have substantial U.S. operations; that are most similar to Chevron in size, complexity of business, and scope and location of operations; and that primarily compete for stockholder investment in the large energy industry market.

Stock Options.    Sixty percent of an NEO’s LTIP award value consists of nonqualified stock options. The actual number of shares is determined by dividing 60 percent of the value of the NEO’s LTIP award by the product of Chevron’s 180-day trailing average stock price multiplied by an estimated Black-Scholes value. Stock options are awarded with a strike price equal to the closing price on the grant date and vest over three years, one-third upon each anniversary of the grant date. Stock options expire 10 years from the grant date. An NEO may exercise his or her stock options and either sell or hold the shares subject to the option.

We report the value of each NEO’s 2010 stock option exercises in the “Option Exercises and Stock Vested in Fiscal Year 2010” table, below.

Performance Shares.    Forty percent of an NEO’s LTIP award consists of performance shares. The actual number of shares is determined by dividing 40 percent of the value of the NEO’s LTIP award

Executive Compensation (Continued)

by the 180-day trailing average stock price multiplied by a discount factor derived from a valuation simulation. An NEO is eligible to receive a percentage of the cash value of the performance shares at the end of the applicable three-year performance period depending upon how our TSR for the same period compares with that of our top competitors in our Oil Industry Peer Group—ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Thus, for example, performance shares awarded in March 2011 will not be eligible for payout (if any) until 2014; any performance share payouts occurring in 2010 were from performance shares granted in 2007. For awards granted after January 1, 2011, the Committee may, in its discretion, adjust the cash payout of performance shares downward if it determines that business or economic considerations warrant such an adjustment.

We calculate the value of performance share payouts in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, below. For stock options and performance shares, we describe the effects of termination of service in the “Potential Payments Upon Termination or Change-in-Control” tables, below.

How We Determine the Size of Annual LTIP Awards.

The CEO.    The ultimate value received from the CEO’s annual LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes stockholder returns, and Chevron’s relative total stockholder return in the case of performance shares. In determining the size of an LTIP award for the CEO, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey. Based on the size, scope and complexity of our business, the Committee and the other independent Directors believe that the value of the CEO’s annual LTIP award at grant should be competitive with similar awards granted to other chief executive officers of other companies in our Oil Industry Peer Group. The Committee does not have predetermined performance targets or a predetermined range within the Oil Industry Peer Group as an objective for awards. On January 27, 2010, the Committee recommended and the Board approved an LTIP award for Mr. Watson consisting of 340,000 stock options and 53,000 performance shares, which on that date had an economic value competitive with similar awards granted to the other chief executive officers in our Oil Industry Peer Group.

NEOs Other Than the CEO.    The ultimate value received from an annual LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes stockholder returns, and Chevron’s relative total stockholder return in the case of performance shares. For NEOs other than the CEO, the size of an annual LTIP award is a function of the NEO’s salary grade. At the beginning of the performance year, the Committee sets the LTIP award size for each salary grade. The Committee believes that the value of an NEO’s annual LTIP award should be generally equivalent to the average of the value of similar awards to persons in similar positions at companies of similar size and scope in our Oil Industry Peer Group. The Committee does not, however, fix predetermined performance targets or comparative percentiles for awards. In determining the size of the NEO’s LTIP award, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey (described above). On January 27, 2010, the Committee approved LTIP awards for each of the NEOs other than the CEO as follows, which on that date had an economic value competitive with similar awards granted to other NEOs in our Oil Industry Peer Group: Ms. Yarrington, 135,000 stock options and 21,000 performance shares; Mr. Kirkland, 190,000 stock options and 30,000 performance shares; Mr. Wirth, 135,000 stock options and 21,000 performance shares; Mr. Pate, 102,000 stock options and 16,000 performance shares; and Mr. James, 135,000 stock options and 21,000 performance shares. Mr. James forfeited his awards under the terms of the Long-Term Incentive Plan upon his retirement from Chevron, effective May 2, 2010, because he had not held the awards for at least one year as of his retirement. In addition, on

Executive Compensation (Continued)

January 27, 2010, the Committee awarded Mr. Wirth 14,200 restricted stock units (RSUs) as a higher level LTIP grant in recognition of his continued strong performance. The RSUs will vest on January 27, 2012 if Mr. Wirth remains employed at that time. The RSUs are payable in cash, based on the Chevron common stock closing price on the vesting date. This award does not earn dividend equivalents and no pro rata payment will be made if Mr. Wirth terminates prior to the vesting date.

In the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal Year 2010” table, below, we report the actual grant date value and terms of the foregoing awards granted in 2010 to each NEO.

Other Benefits, Retirement Programs and Perquisites

The fourth component of our NEOs’ compensation is benefits, retirement programs and limited perquisites. These are designed to encourage retention and reward long-term employment, consistent with our career employment philosophy.

Benefit Programs.

The same health and welfare programs, including post-retirement health care, that are broadly available to our employees in the United States also apply to NEOs, with no other special programs.

Retirement Programs.

Our equity and benefit programs are based upon a career employment model and designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to help ensure our executives have a vested interest in our future profitability, the programs are designed to allow executives to increase their benefits due to longer service.

NEO retirement programs are comparable with the broad-based retirement programs (traditional defined-benefit pension plans and savings plans) except for the inclusion of executive earnings not permitted in the ERISA qualified retirement plans because of IRS limitations. NEOs are eligible to participate in the following retirement programs:

•

Chevron Retirement Plan: A defined-benefit pension plan that is intended to be tax qualified under Internal Revenue Code section 401(a). NEOs who meet the age, service and other requirements of the Plan are eligible for a pension after retirement. In the “Summary Compensation Table” and “Pension Benefits Table,” below, we report the change in pension value in 2010 and the present value of each NEO’s accumulated benefit under the Plan.

•

Chevron Retirement Restoration Plan: An unfunded and nonqualified defined-benefit restoration pension plan that is designed to provide benefits comparable with those provided by the Chevron Retirement Plan but that cannot be paid from the Chevron Retirement Plan because of IRS limitations on benefits and earnings imposed on tax-qualified plans. In the “Pension Benefits Table” and accompanying narrative, below, we describe how the Plan works and present the current value of each NEO’s accumulated benefit under the Plan.

•

Employee Savings Investment Plan: A defined contribution plan that is intended to be tax qualified under Internal Revenue Code section 401(k). NEOs that contribute at least two percent of their annual compensation (i.e. base salary and CIP award) to the ESIP receive a Company matching contribution equal to eight percent (or four percent if the NEO contributes one percent) of their annual compensation until their compensation exceeds the Internal Revenue Code limit ($245,000 in 2010). In the “Summary Compensation Table,” below, we describe Chevron’s contributions to each NEO’s plan account.

Executive Compensation (Continued)

•

Employee Savings Investment Plan Restoration Plan: A nonqualified defined contribution restoration plan that provides for a Chevron matching contribution that would have been paid into the Employee Savings Investment Plan but for the fact that the NEO’s annual compensation (i.e. base salary and CIP award) exceeded the Internal Revenue Code limit ($245,000 in 2010). NEOs that contribute at least two percent of their base salary to the Deferred Compensation Plan receive a Company matching contribution into this plan equal to eight percent of NEO’s base salary that exceeds the Internal Revenue Code limit. In the “Nonqualified Deferred Compensation Table,” below, we describe Chevron’s contributions to each NEO’s account.

•

Deferred Compensation Plan: An unfunded and nonqualified defined contribution plan that permits NEOs to defer up to 90 percent of their CIP awards and LTIP performance shares and up to 40 percent of their base salary above the Internal Revenue Code section 401(a)(17) limit for payment after retirement or termination of service. Deferred amounts can appreciate in value based upon the performance of Chevron’s common stock and other funds provided by the plan administrator. In the “Nonqualified Deferred Compensation Table,” below, we describe the aggregate NEO deferrals and earnings in 2010.

Perquisites.

Perquisites for NEOs are very limited and consist only of financial counseling fees, home security, and the aggregate incremental costs to Chevron for personal use of Chevron automobiles and aircraft. The Committee periodically reviews our policies with respect to perquisites. In the “Summary Compensation Table,” below, we report each NEO’s perquisites in 2010.

PART III—OTHER MATTERS THAT AFFECT HOW WE COMPENSATE OUR NEOS.

Stock Ownership Guidelines

As noted above, one of the core principles underlying how we compensate our NEOs is to encourage creation of long-term stockholder value through increased stockholder returns. One way we do this is to require our NEOs to hold prescribed levels of Chevron common stock, thereby linking their interests with those of our stockholders. Stock ownership guidelines are based on a multiple of each NEO’s base salary: for our CEO, five times; Vice Chairman, Executive Vice Presidents and Chief Financial Officer, four times. Executives have five years to attain their stock ownership guideline. Based upon our closing stock price on December 31, 2010, our CEO had a stock ownership base-salary multiple of 4.3 times, and our other NEOs averaged a stock ownership base-salary multiple of 4.2 times.

Employment, Severance or Change-in-Control Agreements

We do not generally maintain employment, severance or change-in-control agreements with our NEOs. However, Chevron entered into an agreement with Mr. James relating to his May 2010 departure and with Mr. Pate relating to his employment.

Mr. Pate, who is an NEO for the first time, entered into an employment agreement with Chevron in August 2009 when he joined the Company. Under the terms of the agreement, Mr. Pate received a starting base salary of $650,000, a one-time cash payment of $750,000, a starting CIP Award Target (described above) of 75 percent of base salary, a target for Annual LTIP Awards (described above) consistent with persons in his same base salary grade, and a grant of 40,000 restricted stock units (RSUs) payable in shares of Chevron common stock. One-half of these RSUs vested on August 3, 2010, the first anniversary of Mr. Pate’s employment, and the balance will vest on August 3, 2011,

Executive Compensation (Continued)

provided Mr. Pate is still employed by Chevron at that time. We report these RSUs in the “Outstanding Equity Awards at 2010 Fiscal Year-End” and “Option Exercises and Stock Vested in Fiscal Year 2010” tables, below. Under the terms of the agreement, Mr. Pate is entitled to certain benefits described in the footnotes to his “Potential Payments Upon Termination or Change-in-Control” table, below, in the event his employment is terminated by Chevron for reasons other than cause or by his voluntary termination due to a reduction in position (as such terms are defined in the agreement) within two years of his August 3, 2009, employment start date.

On January 5, 2010, Chevron and Mr. James entered into an agreement relating to his departure. Under the terms of that agreement and upon his departure in May 2010, Mr. James received $1,500,000 in lieu of his March 25, 2009, award of 40,000 RSUs and, in addition, a one-time cash retainer of $500,000, excluding all applicable taxes and withholdings, for consulting and transition services for a period of one year following his departure. Chevron will also pay Mr. James $1,000 for each hour of consulting in excess of 500 hours and will also reimburse him for any reasonable incidental business expenses as a result of his services, including airfare, hotels and meals. As described above, Mr. James was also eligible to receive, and did receive, a pro rated CIP award for 2010. We report amounts paid to Mr. James in connection with his departure in the “Summary Compensation Table” and in “Potential Payments Upon Termination or Change-in-Control,” below.

Upon retirement or termination of service for other reasons, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We describe these benefits and payments in the “Pension Benefits,” “Non-Qualified Deferred Compensation” and “Potential Payments Upon Termination or Change-in-Control” tables, below.

Compensation Recovery Policies

Our Chevron Incentive, Long-Term Incentive and Deferred Compensation plans contain provisions permitting us to “claw back” certain amounts of compensation awarded to an NEO at any time after June 2005 under these plans if an NEO, among other things, commits acts of embezzlement, fraud or theft or other acts that harm our business, reputation or other employees; or when the NEO’s misconduct results in our having to prepare an accounting restatement or in the disclosure of our confidential information; or when following termination of service, the NEO fails to abide by the terms of any confidentiality, noncompetition or nonsolicitation agreements with us.

The Tax Deductibility of NEO Compensation

Under section 162(m) of the Internal Revenue Code, we generally receive an annual federal income tax deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the Chief Financial Officer) only if the compensation is less than $1 million or is performance-based. The applicable awards granted under both the Chevron Incentive Plan and the Long-Term Incentive Plan qualify as performance-based compensation and thus typically are fully tax deductible for us. The performance-based criteria contained in both the Chevron Incentive Plan and the Long-Term Incentive Plan were reapproved by stockholders in 2009. The Committee intends to continue seeking a tax deduction for all executive compensation within the section 162(m) limits to the extent it is in the best interests of Chevron and its stockholders.

Executive Compensation (Continued)

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our named executive officers, or “NEOs,” for the fiscal year ending December 31, 2010, and for the fiscal years ending December 31, 2009 and 2008, if they were NEOs in those years. The primary components of each NEO’s compensation are also described in our “Compensation Discussion and Analysis,” above. Our NEOs do not have employment contracts with the Company, except for Mr. Pate and Mr. James. Their employment arrangements are discussed in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above, and in “Potential Payments Upon Termination or Change-in-Control,” below.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
J.S. Watson, Chairman and CEO	2010 2009 2008	$1,479,167 $ 946,042 $ 800,417	$3,752,400 $2,382,730 $1,734,600	$5,535,200 $2,611,200 $1,788,640	$3,000,000 $1,200,000 $ 975,000	$2,273,265 $1,553,664 $ 157,861	$ 220,496 $ 99,055 $ 79,239	$16,260,528 $ 8,792,691 $ 5,535,757
P.E. Yarrington, Chief Financial Officer	2010 2009	$ 776,667 $ 707,708	$1,486,800 $1,728,070	$2,197,800 $1,996,800	$1,050,000 $ 700,000	$1,273,493 $1,154,130	$ 62,133 $ 59,170	$ 6,846,893 $ 6,345,878
G.L. Kirkland, Vice Chairman & Executive Vice President	2010 2009 2008	$1,191,667 $ 946,042 $ 800,417	$2,124,000 $2,382,730 $1,734,600	$3,093,200 $2,611,200 $1,788,640	$2,150,000 $1,260,000 $1,070,000	$3,686,572 $2,851,301 $1,127,469	$ 116,603 $ 94,648 $ 81,465	$12,362,042 $10,145,921 $ 6,602,591
M.K. Wirth, Executive Vice President	2010	$ 896,667	$2,533,340	$2,197,800	$1,250,000	$ 862,826	$ 119,257	$ 7,859,890
R.H. Pate, Vice President & General Counsel	2010	$ 681,167	$1,132,800	$1,660,560	$ 850,000	$ 61,387	$ 90,205	$ 4,476,119
C.A. James, (former) Executive Vice President	2010 2009	$ 303,713 $ 794,875	$1,486,800 (8) $4,557,890	$2,197,800 (9) $1,996,800	$ 350,000 $ 775,000	$ 423,942 $ 592,331	$2,067,023 $ 74,158	$ 6,829,278 $ 8,791,054

(1)	Mr. James retired from Chevron in May 2010.

(2)	Reflects actual salary earned during the fiscal year covered. Compensation is reviewed after the end of each year, and salary increases, if any, are generally effective April 1 of the following year. 2010 increases for Messrs. Watson and Kirkland were effective in January 2010 concurrent with their promotions to Chairman and Vice Chairman. The 2010 increase for Mr. Wirth was effective in January 2010 following a separate review of his compensation by the Management Compensation Committee that coincided with other leadership changes. The table below reflects the annual salary rate and effective date for the years in which each person was an NEO and the amounts deferred under the Deferred Compensation Plan for Management Employees (DCP). The salaries below for Messrs. Watson, Kirkland and Wirth, effective January 1, 2010, differ from the amounts reported above because the table above reflects actual amounts paid and/or deferred in 2010, and salary for the last half of December 2009 (at a different rate) was paid and/or deferred in January 2010.

Executive Compensation (Continued)

	January 2010	January 2010	January 2010
Name	Salary Effective Date	Salary	Total Salary Deferred Under the DCP
J.S. Watson	January 2010	$1,500,000	$ 24,683
	April 2009	$1,000,000	$ 14,021
	April 2008	$ 815,000	$ 11,408
P.E. Yarrington	April 2010	$ 800,000	$310,667
	April 2009	$ 720,000	$283,083
G.L. Kirkland	January 2010	$1,200,000	$ 18,933
	April 2009	$1,000,000	$ 14,021
	April 2008	$ 815,000	$ 11,408
M.K. Wirth	January 2010	$ 900,000	$ 13,033
R.H. Pate	April 2010	$ 694,000	$ 8,723
C.A. James	April 2010	$ 801,000	$ 1,174
	April 2009	$ 801,000	$ 10,998

We explain the amount of salary in proportion to total compensation in our “Compensation Discussion and Analysis—Part II—Allocation Among Components,” above.

(3)	Amounts for each fiscal year include the aggregate grant date fair value of performance shares granted under the Corporation’s Long-Term Incentive Plan (LTIP). The per-share grant date for value was as follows: $70.80 for the 2010 grant, $82.57 for the 2009 grant, and $99.12 for the 2008 grant. The fair value was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 20, “Stock Options and Other Share-Based Compensation,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

We use a Monte Carlo approach to calculate estimated grant date fair value of performance shares. To derive estimated grant date fair value per share, this valuation technique simulates total stockholder return (TSR) for the Company and our top competitors in our Oil Industry Peer Group (ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips) using market data for a period equal to the term of the performance period, correlates the simulated returns within the peer group to estimate a probable payout value, and discounts the probable payout value using a risk-free rate for Treasury bonds having a term equal to the performance period. The final payout value of performance shares is based on market conditions at the end of the performance period. The cash payout, if any, will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, below. Estimates of forfeitures related to service-based vesting conditions have been disregarded.

For Mr. Wirth, the 2010 amount also includes the aggregate grant date fair value of 14,200 restricted stock units granted on January 27, 2010, the value of which was calculated in accordance with ASC Topic 718. The per-unit grant date fair value of the restricted stock units was $73.70, the closing price of Chevron common stock on the grant date. This grant, which is described in our “Compensation Discussion and Analysis—Part II—Annual Long-Term Equity Incentive,” above, does not earn dividend equivalents. It will vest if Mr. Wirth is employed through January 27, 2013, at which time it will be payable in cash, based on the Chevron common stock closing price on the vesting date. Estimates of forfeitures related to service-based vesting conditions have been disregarded.

(4)	Amounts reflect the aggregate grant date fair value for stock options granted under the LTIP. The per option grant date fair value was as follows: $16.28 for the 2010 grant, $15.36 for the 2009 grant, and $15.97 for the 2008 grant. The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under ASC Topic 718, see Note 20, “Stock Options and Other Share Based Compensation” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

(5)	2010 amounts reflect Chevron Incentive Plan awards for the 2010 performance year that were paid in April 2011. See “Compensation Discussion and Analysis—Part II—Annual Cash Incentive—the Chevron Incentive Plan,” above, for a detailed description of CIP awards.

(6)

2010 amounts represent the aggregate change in the actuarial present value of the NEO’s pension value for the Chevron Retirement Plan (CRP) and the Chevron Retirement Restoration Plan (RRP) from January 1, 2010 through December 31, 2010, expressed as a lump sum. (The Deferred Compensation Plan and ESIP Restoration Plan (ESIP-RP) do not pay above-market or preferential earnings and are not represented in this table.) The pension benefit for all NEOs increased for benefit service earned in 2010 and because the NEO’s highest average base salary and CIP awards for 36 consecutive

Executive Compensation (Continued)

months, or highest average earnings (HAE), increased from January 1, 2010, to December 31, 2010. The percentage increase in the HAE for Mr. Watson (approximately 17 percent) and Ms. Yarrington and Mr. Kirkland (approximately 13 percent) was primarily due to their 2010 salary increases. Mr. Wirth’s HAE increased by approximately 9 percent, also primarily due to his salary increase that recognizes the improved performance of downstream operations. Mr. Pate’s HAE increased by approximately 28 percent; however, he was hired in 2009, so last year’s HAE did not include a CIP award and this year’s HAE includes his first CIP award. Mr. James retired in May 2010, and his HAE increased by approximately 1 percent. The values of the pension benefit were determined reflecting the Pension Protection Act of 2006 (PPA) lump sum interest rates and phase-in period. The December 31, 2010, PPA lump sum interest rates were lower than the PPA lump sum interest rates for January 1, 2010. When PPA lump sum interest rates are lower/higher, a higher/lower pension value results. For all of the NEOs (except for Mr. James, who retired in May 2010), the discount period to retirement age was shorter as of December 31, 2010. The result of a shorter discount period to retirement age is an increase in the pension values. The change in pension value for Mr. Pate is less relative to the other NEOs because his credited service is significantly less.

(7)	All Other Compensation for 2010 includes the following, and excludes other arrangements that are generally available to our salaried employees on the U.S. payroll and do not discriminate in scope, terms, or operations in favor of our NEOs, such as our relocation, medical, dental, disability, and group life insurance programs:

	J.S. Watson	P.E. Yarrington	G.L. Kirkland	M.K. Wirth	R.H. Pate	C.A. James
ESIP Company Contributions (a)	$19,600	$19,600	$19,600	$19,600	$19,600	$19,600
ESIP-RP Company Contributions (a)	$98,733	$42,533	$75,733	$52,133	$34,893	$4,697
Termination Agreement (b) (c)	$0	$0	$0	$0	$0	$2,000,000
Vacation (d)	$0	$0	$0	$0	$0	$36,126
Financial Counseling (e)	$23,520	$0	$7,640	$13,320	$13,320	$6,600
Home Security (e)	$170	$0	$0	$372	$0	$0
Motor Vehicles (e)	$6,142	$0	$2,160	$0	$0	$0
Corporate Aircraft/ Other (e) (f)	$72,331	$0	$1,470	$33,832	$22,392	$0
Total, All Other Compensation	$220,496	$62,133	$116,603	$119,257	$90,205	$2,067,023

(a)	The Employee Savings Investment Plan for executives is common in design and purpose to those for the broad base of employees in the United States. When an employee contributes 2 percent of earnings to the ESIP, the Company provides an 8 percent match. Employees may choose to contribute 1 percent and receive a 4 percent match. They may also choose to contribute an amount above 2 percent, but none of the amount above 2 percent is matched. The Company match up to IRS limits ($245,000 of income in 2010) is made to the qualified ESIP account. For amounts above the IRS limit, the executive can elect to have 2 percent of base pay directed into the Deferred Compensation Plan and the Company will match those funds in the nonqualified ESIP Restoration Plan.

(b)	On January 5, 2010, Chevron entered into a termination agreement related to Mr. James’s retirement in May 2010 (the Termination Agreement). The material terms of the Termination Agreement are described in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above, and in “Potential Payments Upon Termination or Change-in-Control,” below. Under the terms of the Termination Agreement, Mr. James received $1,500,000 in lieu of his March 25, 2009 award of 40,000 restricted stock units which were forfeited upon his termination of employment.

(c)	Mr. James’s Termination Agreement included a one-time cash retainer of $500,000, excluding all statutory applicable taxes and withholdings, for consulting and transition services for a period of one year following his departure.

(d)	Mr. James received a cash payment in lieu of unused vacation.

(e)	Perquisites within Chevron are very limited and consist only of financial counseling fees, home security, the incremental cost to the Company for personal use of Company motor vehicles and Company aircraft. We do not provide tax gross-ups to our NEOs for any perquisites.

(f)

Amounts include the aggregate incremental cost of chartered aircraft, commercial airfare, and other expenses (including expenses for spouse participation) deemed perquisites incurred in connection with the NEO’s participation in the Board of Directors’ trip to the Company’s Australia operations in 2010, which is also described in the narrative preceding the “Director’s Compensation Table,” below and Footnote 4 to that table. These amounts are as follows: Mr. Watson—$12,091; Mr. Kirkland—all; Mr. Wirth—all; and Mr. Pate—all. For Mr. Watson, an additional $60,240 of incremental cost to the Company is included for other personal use of corporate aircraft in 2010. Generally, executives are not allowed to use the Company planes for personal use. For security reasons, the CEO has been requested to use the Company plane in most instances, and on a very limited basis, the CEO has authorized the personal use of

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Company aircraft for other key executives if it is in relation to and part of a trip that is otherwise business related. Incremental cost was determined by multiplying the operating hours attributable to personal use by the average estimated direct operating costs and the addition of crew costs for overnight lodging and meals and airport landing fees, as applicable, divided by the number of passengers.

(8)	Mr. James will not realize any value of the 2010 performance share grant, which was cancelled following his May 2010 termination, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

(9)	Mr. James will not realize any value of the 2010 stock option grant, which was cancelled following his May 2010 termination, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

Executive Compensation (Continued)

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our named executive officers, or “NEOs,” in 2010. Non-equity incentive plan awards are made under our Chevron Incentive Plan (CIP), and equity incentive awards (performance shares, stock options and restricted stock unit awards) are made under our Long-Term Incentive Plan (LTIP). These awards are also described in our “Compensation Discussion and Analysis—Part II—Annual Cash Incentive and Annual Long-Term Equity Incentive,” above.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J.S. Watson	CIP			$1,875,000
	Perf Shares	1/27/2010				13,250	53,000	106,000				$3,752,400
	Options	1/27/2010								340,000	$73.70	$5,535,200
P.E. Yarrington	CIP			$ 640,000
	Perf Shares	1/27/2010				5,250	21,000	42,000				$1,486,800
	Options	1/27/2010								135,000	$73.70	$2,197,800
G.L. Kirkland	CIP			$1,200,000
	Perf Shares	1/27/2010				7,500	30,000	60,000				$2,124,000
	Options	1/27/2010								190,000	$73.70	$3,093,200
M.K. Wirth	CIP			$ 720,000
	Perf Shares	1/27/2010				5,250	21,000	42,000				$1,486,800
	Options	1/27/2010								135,000	$73.70	$2,197,800
	Res Stk Units	1/27/2010							14,200			$1,046,540
R.H. Pate	CIP			$ 520,500
	Perf Shares	1/27/2010				4,000	16,000	32,000				$1,132,800
	Options	1/27/2010								102,000	$73.70	$1,660,560
C.A. James	CIP			$ 242,970
	Perf Shares	1/27/2010				5,250	21,000	42,000				$1,486,800
	Options	1/27/2010								135,000	$73.70	$2,197,800

(1)	CIP is an annual incentive plan that pays a cash award for performance and is paid in April following the performance year. See our “Compensation Discussion and Analysis—Part II—Annual Cash Incentive Plan,” above, for a detailed description of CIP awards. “Target” is the percentage of the NEO’s base salary set by the Management Compensation Committee prior to the beginning of the performance year. Actual 2010 performance year awards are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. Under the CIP, there is no threshold or maximum award.

Mr. James’s target has been adjusted to reflect his May 2010 retirement.

(2)	Relates to performance share awards issued under our LTIP. See our “Compensation Discussion and Analysis—Part II—Annual Long-Term Equity Incentive,” above, for a detailed description of performance share awards. “Target” is the number of performance shares awarded in 2010. “Threshold” represents the lowest possible payout (25 percent of the grant) if there is a payout, and “Maximum” reflects the highest possible payout (200 percent of the grant). The cash payout, if any, will occur at the end of the three-year performance period (January 2010 through December 2012) and will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, below.

Mr. James will not realize any value from his 2010 performance share grant, which was cancelled upon his May 2010 termination in accordance with LTIP rules, which provide for forfeiture of grants held for less than one year following the grant date.

(3)	Mr. Wirth received a grant of 14,200 restricted stock units on January 27, 2010, which is also described in our “Compensation Discussion and Analysis—Part II—Annual Long-Term Equity Incentive” and Footnote 3 to the “Summary Compensation Table,” above. This grant does not earn dividend equivalents. It will vest if he is employed through January 27, 2013, at which time it will be payable in cash, based on the Chevron common stock closing price on the vesting date.

(4)	Relates to stock options granted under the LTIP on January 27, 2010. See our “Compensation Discussion and Analysis” for a detailed description of stock option awards. Options have a 10-year term and vest 33.33 percent at each anniversary of the date of grant for three years.

Executive Compensation (Continued)

Mr. James will not realize any value of the 2010 stock option grant, which was cancelled following his May 2010 termination, in accordance with LTIP rules that provide for forfeiture of grants held for less than one year following the grant date.

(5)	The exercise price is the closing price of Chevron common stock on the January 27, 2010, grant date.

(6)	The grant date fair value of each award was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) and as described in Footnotes 3 and 4 to the “Summary Compensation Table,” above.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity incentive awards at December 31, 2010, for each of our named executive officers, or “NEOs.” For Mr. James, who elected to retire in May 2010, no awards were outstanding as of that date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J.S. Watson		340,000 (3)	$73.700	1/27/2020	15,320 (4)	$1,397,948	80,000 (5)	$14,600,000
	56,666	113,334 (6)	$69.700	3/25/2019
	74,666	37,334 (7)	$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
P.E. Yarrington		135,000 (3)	$73.700	1/27/2020	6,383 (8)	$582,478	41,000 (9)	$7,482,500
	43,333	86,667 (6)	$69.700	3/25/2019
	26,000	13,000 (7)	$84.960	3/26/2018
	44,000		$74.080	3/28/2017
	38,000		$56.630	3/23/2016
	40,000		$56.760	6/29/2015
G.L. Kirkland		190,000 (3)	$73.700	1/27/2020	8,298 (10)	$757,222	57,000 (11)	$10,402,500
	56,666	113,334 (6)	$69.700	3/25/2019
	74,666	37,334 (7)	$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
	85,000		$47.055	6/30/2014
M.K. Wirth		135,000 (3)	$73.700	1/27/2020	14,200 (12)	$1,295,750	41,000 (13)	$7,482,500
	43,333	86,667 (6)	$69.700	3/25/2019
	74,666	37,334 (7)	$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	75,000		$56.630	3/23/2016
	40,000		$56.760	6/29/2015
	28,000		$47.055	6/30/2014
	16,000		$43.125	6/26/2012
R.H. Pate		102,000 (3)	$73.700	1/27/2020	20,000 (14)	$1,825,000	16,000 (15)	$2,920,000

(1)	Market value is based upon number of restricted stock units (including fractional units) that have not vested multiplied by $91.25, which was the 12/31/10 closing price of Chevron common stock.

(2)

Estimated payout value is based upon the number of performance shares multiplied by the assumed performance modifier of 200 percent multiplied by $91.25, the 12/31/10 closing price of Chevron common stock. The performance modifier for the most recent payout was 200 percent, which exceeded the threshold and is the maximum performance modifier for

Executive Compensation (Continued)

performance shares. Accordingly, the estimated payout value is also based upon 200 percent. The estimated payout value may not necessarily reflect the final payout, which will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, below.

(3)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 1/27/11, 1/27/12 and 1/27/13.

(4)	Includes 12,000 restricted stock units granted on 6/25/03 and 3,320 accrued dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(5)	Includes performance shares that vest at the end of the applicable three-year performance period; 27,000 shares vest on 12/31/11, and 53,000 shares vest on 12/31/12.

(6)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/25/10, 3/25/11 and 3/25/12.

(7)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/26/09, 3/26/10 and 3/26/11.

(8)	Includes 5,000 restricted stock units granted on 6/25/03 and 1,383 accrued dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(9)	Includes performance shares that vest at the end of the applicable three-year performance period; 20,000 shares vest on 12/31/11, and 21,000 shares vest on 12/31/12.

(10)	Includes 6,500 restricted stock units granted on 6/25/03 and 1,798 accrued dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

(11)	Includes performance shares that vest at the end of the applicable three-year performance period; 27,000 shares vest on 12/31/11, and 30,000 shares vest on 12/31/12.

(12)	Represents restricted stock units granted on 1/27/10 that will vest on 1/27/13.

(13)	Includes performance shares that vest at the end of the applicable three-year performance period; 20,000 shares vest on 12/31/11, and 21,000 shares vest on 12/31/12.

(14)	Represents restricted stock units granted on 8/3/09 that will vest on 8/3/11.

(15)	Represents performance shares that will vest on 12/31/12, the end of the three-year performance period.

Executive Compensation (Continued)

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table sets forth information concerning the cash value realized by each of our named executive officers, or “NEOs,” upon exercise of options or vesting of stock awards in 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
J.S. Watson	0	$ 0	35,000	$3,101,700
P.E. Yarrington	42,000 (3)	$1,466,938	12,000	$1,063,440
G.L. Kirkland	5,000 (4)	$ 159,825	35,000	$3,101,700
M.K. Wirth	0	$ 0	35,000	$3,101,700
R.H. Pate	0	$ 0	20,000	$1,573,200
C.A. James	190,000 (5)	$2,105,662	0	$ 0

(1)	Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

(2)	For Mr. Pate, represents the vested portion of his restricted stock units granted in 2009. These RSUs were paid out in shares of Chevron common stock on August 3, 2010. For Ms. Yarrington and Messrs. Watson, Kirkland and Wirth, represents the cash value of the performance shares granted in 2008 for the performance period January 2008 through December 2010. Ms. Yarrington elected to defer $957,096 of the 2008 performance share grant. We calculate the value of performance share payouts as follows:

First, we calculate our total stockholder return (“TSR”) and the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips for the three year performance period. We believe TSR is the best indicator of profitable management of assets, operating efficiencies, progress in meeting our strategic objectives and long-term performance. Moreover, comparing our TSR with that of our competitors helps to adjust for variations in the state of the oil and gas industry and the overall economic climate. We calculate TSR for the three-year performance period for ourselves and our competitors as follows:

TSR =	20-day average ending stock price – 20-day average beginning stock price + reinvested dividend value 20-day average beginning stock price

The result is expressed as an annualized average compound rate of return.

Second, we rank our TSR against the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips to determine the performance modifier applicable to the awards. Our rank then determines what the performance modifier will be, as follows:

Our Rank	1st	2nd	3rd	4th	5th
Performance Modifier	200%	150%	100%	50%	0%

For example, if we rank first in TSR as compared with ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips, then the performance modifier would be 200 percent. In the event our measured TSR is within 1 percent of the nearest competitor(s), the results will be considered a tie, and payout will be determined by dividing the payout percentages by the number of companies in the tie. For example, if Chevron ranks fourth in TSR, which ties with the TSR of the company that ranks fifth, it will result in a modifier of 25 percent.

Third, we determine the actual dollar amount of the performance share award to payout. Performance share awards are paid out in cash as follows:

Number of Performance Shares Granted	×	Performance Modifier	×	20-Day Trailing Average Price of Chevron Common Stock at the End of the Performance Period	=	Value at Vesting

Executive Compensation (Continued)

For awards of performance shares made in 2008, the three-year performance period ended December 2010. Chevron ranked first in TSR compared with ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Accordingly, the performance share value vested in 2010 for 2008 awards was calculated as follows:

	Shares Granted	×	Modifier	=	Shares Acquired on Vesting	×	20-Day Trailing Average Price	=	Value Realized on Vesting
J.S. Watson	17,500		200%		35,000		$88.62		$3,101,700
P.E. Yarrington	6,000		200%		12,000		$88.62		$1,063,440
G.L. Kirkland	17,500		200%		35,000		$88.62		$3,101,700
M.K. Wirth	17,500		200%		35,000		$88.62		$3,101,700

Mr. Pate joined the Company in 2009 and did not have any performance shares that would have vested in 2010. Mr. James did not realize any value from his 2008 performance share grant, which was cancelled following his May 2010 retirement.

(3)	Represents 42,000 shares from the exercise of stock options granted in 2004.

(4)	Represents 5,000 shares from the exercise of stock options granted in 2004.

(5)	Consists of 26,667 shares from the exercise of stock options granted in 2005; 25,000 shares from the exercise of stock options granted in 2006; 95,000 shares from the exercise of stock options granted in 2007; and 43,333 shares from the exercise of stock options granted in 2009.

PENSION BENEFITS TABLE

The following table sets forth information concerning the present value of benefits accumulated by our named executive officers, or “NEOs,” under our defined benefit retirement plans, or pension plans.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year(3)
J.S. Watson	Chevron Retirement Plan	29	$ 947,495	$0
	Chevron Retirement Restoration Plan		$ 8,065,751
P.E. Yarrington	Chevron Retirement Plan	29	$ 1,015,529	$0
	Chevron Retirement Restoration Plan		$ 4,650,893
G.L. Kirkland	Chevron Retirement Plan	35	$ 1,733,925	$0
	Chevron Retirement Restoration Plan		$14,593,743
M.K. Wirth	Chevron Retirement Plan	25	$ 640,192	$0
	Chevron Retirement Restoration Plan		$ 3,628,606
R.H. Pate	Chevron Retirement Plan	1	$ 22,983	$0
	Chevron Retirement Restoration Plan		$ 54,545
C.A. James	Chevron Retirement Plan	7	$ 279,992	$40,377
	Chevron Retirement Restoration Plan		$ 1,937,948

(1)	Credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2010 financial statements and is generally the period that an employee is a participant in the plan for which he or she is an eligible employee and receives pay from a participating company. It is not Chevron’s policy to grant extra years of credited service to participants. However, credited service may include similar service with certain companies acquired in the past by Chevron. Mr. Kirkland’s years of credited service include six years of service with Caltex, the former joint venture between Chevron and Texaco, prior to the 2001 merger. Credited service does not include service prior to July 1, 1986, during which certain employees were under age 25. Ms. Yarrington and Messrs. Watson, Kirkland, and Wirth have such pre–July 1, 1986/ age 25 service. Their actual years of service are as follows: Mr. Watson, 30 years; Ms. Yarrington, 30 years; Mr. Kirkland, 37 years; and Mr. Wirth, 28 years.

(2)

Reflects the present value of the accumulated benefit as of December 31, 2010, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2010 financial statements. This is the present value of the benefit determined as though the participant retires at the earliest age when

Executive Compensation (Continued)

participants may retire without any benefit reduction due to age (age 60, or current age if older, for the NEOs), using service and compensation as of December 31, 2010. This present value is then discounted with interest to the date used for financial reporting purposes. Except for the assumption that the retirement age is the earliest retirement without a benefit reduction due to age, the assumptions used to compute the present value of accumulated benefits are generally the assumptions used for financial reporting purposes on December 31, 2010. These assumptions include the discount rate of 4.75 percent as of December 31, 2010. This rate was selected based on a cash flow analysis that matched estimated future benefit payments to the Citigroup Pension Discount Yield Curve as of year-end 2010. The present values reflect the lump sum forms of payment based on the lump sum interest rate assumptions used for financial reporting purposes on December 31, 2010, which are representative of the Pension Protection Act of 2006 lump sum interest rates and phase-in period. The present value of Mr. Pate’s accumulated benefit has been calculated assuming that he has attained the required five years of vesting and eligibility service as of December 31, 2010. Mr. Pate will not be vested in the Chevron Retirement Plan or the Retirement Restoration Plan benefit until August 3, 2014. The present value of Mr. James’s accumulated Chevron Retirement Plan benefit has been calculated based on his May 2010 termination, and uses the same pension plan measurement date and other assumptions used for financial statement reporting purposes. The present value of Mr. James’s accumulated Chevron Retirement Restoration Plan benefit reflects the lump sum value as of June 1, 2010, plus interest accrued through December 31, 2010, and less the distribution made for payment of Social Security and Medicare and federal income taxes.

(3)	The amount shown above represents a partial distribution from Mr. James’s Retirement Restoration Plan for Social Security and Medicare taxes of $28,163 and federal income tax of $12,214.

Our NEOs are eligible for a pension after retirement and participate in both the Chevron Retirement Plan (CRP) (a defined-benefit pension plan that is intended to be tax-qualified under Internal Revenue Code section 401(a)) and the Chevron Retirement Restoration Plan (RRP) (an unfunded nonqualified defined-benefit pension plan). The RRP is designed to provide benefits comparable with those provided by the CRP but that cannot be paid from the CRP because of Internal Revenue Code limitations on benefits and earnings.

For employees hired prior to January 1, 2008, including Ms. Yarrington and Messrs. Watson, Kirkland, Wirth, and James, the age 65 retirement benefits are calculated as follows:

Highest average base salary and CIP awards for 36 consecutive months, not limited by Internal Revenue Code (1)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total Retirement Benefit, expressed as a single life annuity

Highest average base salary and CIP awards for 36 consecutive months, as limited by Internal Revenue Code (2)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total CRP Benefit after IRS limitations, expressed as a single life annuity

Total Retirement Benefit			–	Total CRP Benefit			=	Total RRP Benefit, expressed as a single life annuity

The age 65 retirement benefits for these employees hired prior to January 1, 2008, are reduced by early retirement discount factors of zero percent per year above age 60, at five percent per year from age 60 to age 50, and actuarially reduced below age 50 as prescribed by the plans.

Executive Compensation (Continued)

For employees hired after December 31, 2007, including Mr. Pate, the age 65 retirement benefits are calculated as follows:

Highest 5-year average base salary and CIP awards, not limited by Internal Revenue Code (1)	x	Actual number of years of Benefit Accrual Service: before age 60 x 11% PLUS after age 60 x 14%	=	Total Retirement Benefit, expressed as a lump sum

Highest 5-year average base salary and CIP awards, as limited by Internal Revenue Code (2)	x	Actual number of years of Benefit Accrual Service: before age 60 x 11% PLUS after age 60 x 14%	=	Total CRP Benefit after IRS limitations, expressed as a lump sum

Total Retirement Benefit	–	Total CRP Benefit	=	Total RRP Benefit, expressed as a lump sum

(1)	“CIP” refers to Chevron Incentive Plan. On December 31, 2010, the covered compensation for the total retirement benefit was: Mr. Watson, $2,160,417; Ms. Yarrington, $1,275,200; Mr. Kirkland, $2,112,083; Mr. Wirth, $1,538,317; and Mr. Pate, $829,435. The covered compensation for the total retirement benefit for Mr. James, who terminated on May 4, 2010, was $1,662,417.

(2)	“CIP” refers to Chevron Incentive Plan. On December 31, 2010, the covered compensation for the Chevron Retirement Plan benefit, after reflecting the Internal Revenue Code compensation limitation, was $240,000 for Ms. Yarrington and Messrs. Watson, Kirkland and Wirth, $245,000 for Mr. Pate and $233,333 for Mr. James.

For employees hired after December 31, 2007, the amount of the benefit is reduced by four and one-half percent annual compound interest if payment commences prior to age 60.

A participant is eligible for an early retirement benefit if he or she is vested on the date employment ends. Generally, a participant is vested after completing five years of Vesting and Eligibility Service. All NEOs except Mr. Pate are eligible for an early retirement benefit, calculated as described above. Mr. Pate will be eligible for an early retirement benefit on August 3, 2014, except if his employment is terminated by Chevron within two years of his August 3, 2009, hire date for reasons other than cause, or by his voluntary termination due to a reduction in position (as such terms are defined in his July 7, 2009, employment agreement, the material terms of which are described in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above, and in his “Potential Payments Upon Termination or Change-in-Control” table, below), in which case he will be deemed vested in the Chevron Retirement Plan and the Chevron Retirement Restoration Plan.

The benefit under the CRP is initially calculated as a single life annuity for participants hired before January 1, 2008. For participants hired after December 31, 2007, the benefit is initially calculated as a lump sum. In either case, all retirees can elect to have their benefits paid in the form of a single life annuity or lump sum. Joint and survivor annuity, life and term-certain annuity, and uniform income annuity options are also available under the CRP. The equivalent of optional forms of annuity payment are calculated by multiplying the early retirement benefit by actuarial factors, based on age, in effect on the benefit calculation date. The Internal Revenue Code applicable interest rate and applicable mortality table are used for converting from one form of benefit to an actuarially equivalent optional form of benefit. Employees can elect to have their CRP benefit commence prior to normal retirement age, which is age 65, but no earlier than when employment ends.

The RRP may be paid one year following separation from service. Retirees may elect to receive the RRP lump sum equivalent in a single payment or in up to 10 annual installments.

Executive Compensation (Continued)

Our NEOs made the following RRP distribution elections:

Name	# of Annual Installments Elected	Time of First Payment
J.S. Watson	1	First January that is at least one year following separation from service
P.E. Yarrington	1	First quarter that is at least one year following separation from service
G.L. Kirkland	5	First quarter that is at least one year following separation from service
M.K. Wirth	1	First quarter that is at least one year following separation from service
R.H. Pate	1	First quarter that is at least one year following separation from service
C.A. James	10	First quarter that is at least six years following separation from service

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information concerning the value of each of our named executive officers, or “NEOs,” compensation deferred pursuant to our Deferred Compensation Plan for Management Employees and our Deferred Compensation Plan for Management Employees II (both, the DCP) and our Employee Savings Investment Restoration Plan (ESIP-RP).(1)

Name	Executive Contributions in the Last Fiscal Year(2)	Registrant Contributions in the Last Fiscal Year(3)	Aggregate Earnings in the Last Fiscal Year(4)	Aggregate Withdrawals/ Distributions(5)	Aggregate Balance at Last Fiscal Year-End(6)
J.S. Watson	$ 24,683	$98,733	$791,526	$0	$4,706,210
P.E. Yarrington	$1,916,159	$42,533	$721,469	$0	$6,424,292
G.L. Kirkland	$ 18,933	$75,733	$157,930	$0	$ 874,304
M.K. Wirth	$ 13,033	$52,133	$197,794	$0	$1,286,987
R.H. Pate	$ 8,723	$34,893	$ 6,781	$0	$ 50,397
C.A. James	$ 311,174	$ 4,697	$192,745	$0	$1,660,696

(1)	The DCP provides for deferrals of up to 90 percent of Chevron Incentive Plan awards and Long-Term Incentive Plan performance shares, and up to 40 percent of salary.

The DCP is a nonfunded plan. Earnings on the DCP deferrals accrue based on an NEO’s selection of investments from 10 different funds designated by the Management Compensation Committee of the Board of Directors and that are also available in the Employee Savings Investment Plan. Subject to the Insider Trading Window limitations described below, NEOs may transfer into and out of funds daily, except that they may not make opposite-way transfers within 60 days. DCP funds and their annual rates of return, as of December 31, 2010, are:

Chevron Common Stock Fund	22.88%
Vanguard Institutional Index Fund Institutional Shares	15.05%
Vanguard Prime Money Market Fund	0.06%
Vanguard Windsor II Fund Investor Shares	10.62%
Vanguard PRIMECAP Fund Investor Shares	12.89%
Vanguard Developed Markets Index Fund Investor Shares	8.54%
Vanguard Balanced Index Fund Institutional Shares	13.34%
Vanguard Extended Market Index Fund Institutional Shares	27.59%
Vanguard Total Stock Market Index Fund Institutional Shares	17.23%
Vanguard Total Bond Market Index Fund Institutional Shares	6.58%

NEOs and other insiders may only transact in the Chevron Common Stock Fund during a 20-business day period that begins on the first business day that is at least 24 hours after the public release of quarterly and annual earnings (an “Insider Trading Window”). Deferrals for NEOs and other insiders who elect that their deferrals be tracked with reference to Chevron

Executive Compensation (Continued)

common stock are, upon deferral, tracked with reference to the Vanguard Federal Money Market Fund. At the close of the Insider Trading Window, the balance of the Vanguard Federal Money Market Fund is transferred to the Chevron Common Stock Fund. The 2010 annual rate of return for the Vanguard Federal Money Market Fund is 0.02 percent.

DCP payments are made after the end of employment in up to 10 annual installments. Amounts tracked in Chevron common stock, are paid in stock and all other amounts are paid in cash. Participants may elect payment to commence as early as the quarter that is 12 months following separation from service.

The ESIP-RP provides for the Company contribution that would have been paid in the qualified ESIP except that the participants’ earnings are above the Internal Revenue Code 401(a)(17) limit. A minimum 2 percent deferral on base pay over the tax code’s annual compensation limit is required in order to receive a company contribution in the ESIP-RP. Contributions are tracked in phantom Chevron common stock units. Participants receive phantom dividends on these units, based on the dividend rate as is earned on Chevron common stock. Plan balances may be forfeited if a participant engages in misconduct. Accounts are paid out in cash, commencing as early as the quarter that is 12 months following separation from service, in up to 10 or 15 annual installments.

The DCP was amended for post-2004 deferrals in accordance with Section 409A of the Internal Revenue Code. As a result, NEOs may make different elections for pre-2005 and post-2004 deferrals. Below are the payment elections made by each of the NEOs.

Name	Plan	# of Annual Installments Elected	Time of First Payment
J.S. Watson	DCP	1	First January that is at least one year following separation from service
	ESIP-RP	1	First January that is at least one year following separation from service
P.E. Yarrington	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
G.L. Kirkland	DCP	3	First quarter that is at least one year following separation from service
	ESIP-RP pre-2005	5	First quarter that is at least one year following separation from service
	ESIP-RP post-2004	3	First quarter that is at least one year following separation from service
M.K. Wirth	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
R.H. Pate	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
C.A. James	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service

If a plan participant engages in misconduct, DCP balances related to awards made under the Long-Term Incentive Plan or the Chevron Incentive Plan on or after June 29, 2005, may be forfeited. See “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies,” above.

(2)	Reflects salary deferrals for each NEO into the DCP in 2010. These amounts are also included in the “Salary” column that is reported in the “Summary Compensation Table,” above and quantified as “Salary Deferred” in Footnote 2 in the “Summary Compensation Table.” For Ms. Yarrington, the amount reported also includes deferral of $630,000 of her 2009 CIP award (received in April 2010) and $975,492 of her 2007 performance share grant. For Mr. James, amount reported also includes deferral of $310,000 of his 2009 CIP award (received in April 2010).

(3)	Represents ESIP-RP contributions by the Company for 2010. These amounts are also reflected in the “All Other Compensation” column in the “Summary Compensation Table,” above.

Executive Compensation (Continued)

(4)	Represents the difference between DCP and ESIP-RP balances at December 31, 2010, and December 31, 2009, less CIP, LTIP and salary deferrals in the DCP and Company contributions in the ESIP-RP. Earnings in the DCP and ESIP-RP are as follows:

Name	DCP Earnings	ESIP-RP Earnings
J.S. Watson	$631,954	$159,572
P.E. Yarrington	$655,836	$ 65,633
G.L. Kirkland	$ 12,731	$145,199
M.K. Wirth	$143,992	$ 53,802
R.H. Pate	$ 669	$ 6,112
C.A. James	$119,055	$ 73,690

(5)	In-service withdrawals are not permitted from the DCP or the ESIP-RP. Mr. James did not have any payments in 2010 following his May 2010 retirement.

(6)	Represents DCP and ESIP-RP balances as of December 31, 2010 as follows:

Name	DCP Balance	ESIP-RP Balance
J.S. Watson	$3,830,236	$875,974
P.E. Yarrington	$6,060,920	$363,372
G.L. Kirkland	$ 78,617	$795,687
M.K. Wirth	$ 986,041	$300,946
R.H. Pate	$ 9,392	$ 41,005
C.A. James	$1,264,137	$396,559

Balances reflect (a) NEO contributions reported as “Salary” in our “Summary Compensation Table,” above, for 2008, 2009 and 2010, as specified in Footnote 2 to our “Summary Compensation Table,” above, and (b) Chevron’s ESIP-RP contributions reported as “All Other Compensation” in our “Summary Compensation Table,” above, for 2008, 2009 and 2010. 2010 amounts are quantified in Footnote 7(a) to our “Summary Compensation Table.” 2008 and 2009 ESIP-RP amounts previously reported are as follows: Mr. Watson, $101,716 and Mr. Kirkland, $101,716. 2009 ESIP-RP amounts previously reported are as follows: Ms. Yarrington, $37,017 and Mr. James, $43,990.

Executive Compensation (Continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our named executive officers, or “NEOs,” do not have employment contracts or any other arrangements that provide for special guaranteed payments upon retirement or termination, except for Mr. Pate and Mr. James, whose arrangements are described below and in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above. Our NEOs are not eligible for enhanced severance or, in the event of a change-in-control, acceleration of outstanding equity granted under the annual LTIP. However, upon termination in the circumstances described below, our NEOs are entitled to accrued and vested interests (and in some cases deemed vesting of unvested interests) in their outstanding equity awards, retirement plan benefits and certain limited perquisites.

Termination for reasons other than cause will result in full or partial vesting of equity grants. Full or partial vesting, if any, is a function of the sum of an NEO’s age plus his or her time in service and the reasons for termination. Our policy of full or partial vesting for outstanding equity grants based on an NEO’s age and time in service is a reflection of our belief that our equity and benefit programs should be based upon a career employment model designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to ensure our executives have a vested interest in our future profitability, such programs allow executives with long service to continue to share in our success. The terms and effect of full or partial vesting of outstanding, but unvested equity grants is illustrated by the following table.

Termination Circumstance	Effect of Termination on Options	Effect of Termination on Performance Shares
Employed less than one year after grant date	Forfeit 100% of grant.
Employed for at least one year after grant date, and on termination date either:	Vest 100% of grant.
•have at least 90 points (sum of age and service) or •are at least age 65	Remaining term to exercise vested stock options.	Award will be based on and paid at the end of the full performance period(s).
Employed for at least one year after grant date, and on termination date either:	Total amount of grant deemed vested is calculated as follows:
	Total number of options subject to the grant	Number of performance shares granted

•have at least 75 points (sum of age and service) or	multiplied by	multiplied by

•are at least age 60	Number of whole months from the grant date to the termination date, up to a maximum of 36 months	Number of whole months from the performance period start date to the termination date, up to a maximum of 36 months

	divided by 36 months	divided by 36 months

Exercisable options shall be reduced by the number of options previously exercised.
	The lesser of five years from termination or remaining term to exercise.	Award will be based on and paid at the end of the full performance period(s).
Other termination	Forfeit all unvested options. The lesser of 180 days from termination or remaining term to exercise vested stock options.	Forfeit all outstanding grants.
Misconduct	Forfeit all outstanding grants.	Forfeit all outstanding grants.

Executive Compensation (Continued)

For the tables that follow, we have assumed that each NEO terminated his or her employment on December 31, 2010. Amounts reported do not include accrued retirement and other benefits otherwise reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables, above, as well as benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll and do not discriminate in scope, terms, or operations in favor of our NEOs, such as accrued vacation, group life insurance and post-retirement health care.

John S. Watson

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$0	$0	$0	$0
Chevron Incentive Plan	$0	$0	$0	$0
Severance	$0	$0	$0	$0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$1,091,995	$1,091,995	$1,091,995	$0
Restricted Stock Units	$0	$1,223,115	$1,223,115	$0
Performance Shares	$1,642,500	$1,642,500	$1,642,500	$0
Benefits and Perquisites: (5)
Office and Secretarial Services (6)	$190,000	$190,000	$0	$0
Total:	$2,924,495	$4,147,610	$3,957,610	$0

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Mr. Watson received a retention grant of 24,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro rata vesting of his restricted stock unit grant. Payment is made in stock during the next open Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 75 age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies,” above.

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Watson has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Watson’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2010. One-fourth of his 2008 and 2009 grants are deemed vested. The remainder of the unvested options, including the entire 2010 grant, is forfeited. Values are calculated based on the difference between the 12/31/2010 closing price of Chevron common stock, $91.25, and the option exercise price as reported in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2010. Two-thirds of Mr. Watson’s 2009 grant is deemed vested. The remainder of the unvested shares, including the entire 2010 grant, is forfeited. Values are calculated based on the 12/31/2010 closing price of Chevron common stock, $91.25, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, above. A lump sum cash payment is made at the end of the performance period.

(5)

Mr. Watson is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is at least one year following separation from

Executive Compensation (Continued)

service. He elected his RRP benefit to be paid in a lump sum in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Watson is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. He elected these plans to be paid in a lump sum in the first January that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

Patricia E. Yarrington

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$0	$0	$0	$0
Chevron Incentive Plan	$0	$0	$0	$0
Severance	$0	$0	$0	$0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$761,703	$761,703	$761,703	$0
Restricted Stock Units	$0	$509,631	$509,631	$0
Performance Shares	$1,216,636	$1,216,636	$1,216,636	$0
Benefits and Perquisites: (5)
Total:	$1,978,339	$2,487,970	$2,487,970	$0

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Ms. Yarrington received a retention grant of 10,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro rata vesting of her restricted stock unit grant. Payment is made in stock during the next open Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 75 age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies,” above.

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Ms. Yarrington has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Ms. Yarrington’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2010. One-fourth of her 2008 and 2009 grants are deemed vested. The remainder of the unvested options, including the entire 2010 grant, is forfeited. Values are calculated based on the difference between the 12/31/2010 closing price of Chevron common stock, $91.25, and the option exercise price as reported in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2010. Two-thirds of Ms. Yarrington’s 2009 grant is deemed vested. The remainder of the unvested shares, including the entire 2010 grant, is forfeited. Values are calculated based on the 12/31/2010 closing price of Chevron common stock, $91.25, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, above. A lump sum cash payment is made at the end of the performance period.

Executive Compensation (Continued)

(5)	Ms. Yarrington is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is at least one year following separation from service. She elected her RRP benefit to be paid in a lump sum in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Ms. Yarrington is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. She elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

George L. Kirkland

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$0	$0	$0	$0
Chevron Incentive Plan	$0	$0	$0	$0
Severance	$0	$0	$0	$0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$2,677,179	$2,677,179	$2,677,179	$0
Restricted Stock Units	$0	$662,566	$662,566	$0
Performance Shares	$2,463,750	$2,463,750	$2,463,750	$0
Benefits and Perquisites: (5)
Office and Secretarial Services (6)	$190,000	$190,000	$0	$0
Total	$5,330,929	$5,993,495	$5,803,495	$0

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Mr. Kirkland received a retention grant of 13,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50 percent will vest on 6/25/11. Termination due to death or disability results in pro rata vesting of his restricted stock unit grant. Payment is made in stock during the next Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies.”

(4)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Kirkland has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or the remaining one-third of the 2008 stock option grant, the remaining two-thirds of the 2009 stock option grant, and 100 percent of the 2009 performance share grant. The 2010 stock option and performance share grants are forfeited upon a 12/31/2010 termination.

Stock option values are calculated based on the difference between the 12/31/2010 closing price of Chevron common stock, $91.25, and the option exercise price as reported in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2010 closing price of Chevron common stock, $91.25, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Kirkland is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is at least one year following separation from service. He elected his RRP benefit to be paid in five annual installments, commencing in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Executive Compensation (Continued)

Mr. Kirkland is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. He elected his ESIP-RP to be paid in three annual installments commencing in the first quarter that is at least one year following separation from service for amounts deferred after 2004, and five annual installments commencing in the first quarter that is at least one year following termination for amounts deferred prior to 2005. He elected his DCP to be paid in three annual installments commencing in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

Michael K. Wirth

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability	Termination Due to Death	Termination for Cause(2)
Compensation:
Base Salary	$0	$0	$0	$0
Chevron Incentive Plan	$0	$0	$0	$0
Severance	$0	$0	$0	$0
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$876,495	$876,495	$876,495	$0
Restricted Stock Units	$0	$0	$0	$0
Performance Shares	$1,216,636	$1,216,636	$1,216,636	$0
Benefits and Perquisites: (4)
Total:	$2,093,131	$2,093,131	$2,093,131	$0

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies,” above.

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Wirth has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Wirth’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2010. One-fourth of his 2008 and 2009 grants are deemed vested. The remainder of the unvested options, including the entire 2010 grant, is forfeited. Values are calculated based on the difference between the 12/31/2010 closing price of Chevron common stock, $91.25, and the option exercise price as reported in the “Outstanding Equity Awards at 2010 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2010. Two-thirds of Mr. Wirth’s 2009 grant is deemed vested. The remainder of the unvested shares, including the entire 2010 grant, is forfeited. Values are calculated based on the 12/31/2010 closing price of Chevron common stock, $91.25, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2010” table, above. A lump sum cash payment is made at the end of the performance period.

(4)	Mr. Wirth is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is at least one year following separation from service. He elected his RRP benefit to be paid in a lump sum in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Executive Compensation (Continued)

Mr. Wirth is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. He elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

R. Hewitt Pate

Benefits and Payments Upon Termination	Termination by the Company for Any Reason Other Than Death, Disability or Cause(1)	Termination by Mr. Pate for a Reduction in Position(1)	Termination Due to Disability	Termination Due to Death	Termination for Cause(2)
Compensation:
Base Salary (3)	$694,000	$694,000	$0	$0	$0
Chevron Incentive Plan (3)	$520,500	$520,500	$0	$0	$0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$0	$0	$0	$0	$0
Restricted Stock Units	$0	$0	$0	$0	$0
Performance Shares	$0	$0	$0	$0	$0
Benefits and Perquisites: (5)
Relocation Expense (6)	$381,650	$381,650	$0	$0	$0
Total	$1,596,150	$1,596,150	$0	$0	$0

(1)	Mr. Pate and Chevron are party to an employment agreement dated July 7, 2009, which agreement is also described in our “Compensation Discussion and Analysis—Part III—Employment, Severance or Change-in-Control Agreements,” above. Under the terms of the agreement, Mr. Pate is entitled to certain benefits described in the table above and the footnotes below in the event his employment is terminated by Chevron for reasons other than cause or by his voluntary termination due to a reduction in position (as such terms are defined in the agreement) within two years of his August 3, 2009, employment start date.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Compensation Recovery Policies,” above.

(3)	Mr. Pate’s employment agreement provides for a cash separation payment, payable seven months following his termination, equal to one year’s base salary plus one year’s Award Target (described in our “Compensation Discussion and Analysis—Part II—Annual Cash Incentive,” above) under the Chevron Incentive Plan if he is terminated by the Company without cause or by his voluntary termination due to reduction in position within two years of his August 3, 2009, employment start date. Reduction in position includes a reduction in base salary, salary grade, or executive compensation benefits unless such reduction is due to changes in peer group practices or other changes to similarly situated employees, the provisions of executive compensation benefit plans, or as required by law. Upon termination, Mr. Pate will remain subject to restrictive covenants, including covenants relating to confidentiality (four years), non-solicitation (one year), and non-disparagement (indefinitely).

(4)	Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Pate has less than 75 points, which results in forfeiture of unvested stock options and performance shares upon a December 31, 2010 termination. Mr. Pate’s employment agreement provided for a grant to him of 40,000 restricted stock units. One-half of the RSUs vested on August 3, 2010 and the remaining one-half will vest on August 3, 2011. The remaining one-half would have been forfeited if Mr. Pate had terminated his employment on December 31, 2010.

(5)	Mr. Pate will not be vested in the Chevron Retirement Plan or the Chevron Retirement Restoration Plan if he terminates within five years of his August 3, 2009, employment start date, except if his employment is terminated by Chevron within two years of his hire date for reasons other than cause, or by his voluntary termination due to a reduction in position (as such terms are defined in the agreement), in which case he will be deemed vested in the Chevron Retirement Plan and the Chevron Retirement Restoration Plan. He elected his RRP benefit to be paid in a lump sum in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Executive Compensation (Concluded)

Mr. Pate is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. He elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	Mr. Pate’s employment agreement provides for relocation assistance from Chevron should his employment be terminated by the Company without cause or by his voluntary termination due to reduction in position within two years of his August 3, 2009, employment start date. To obtain an estimate of the relocation expense, the following assumptions were used: miscellaneous expense allowance ($7,500), home sale closing costs ($266,400), new home purchase closing costs ($90,000), household goods movement ($15,000), and the cost of travel back to his prior location ($2,750).

Charles A. James

On January 5, 2010, Chevron and Mr. James entered into an agreement relating to his retirement. Under the terms of that agreement and upon his retirement in May 2010, Mr. James received $1,500,000 in lieu of his March 25, 2009, award of 40,000 restricted stock units and, in addition, a one-time cash retainer of $500,000, excluding all applicable taxes and withholdings, for consulting and transition services for a period of one year following his departure. These amounts are disclosed in Footnotes 7(b) and 7(c) to the “Summary Compensation Table,” above. Chevron will pay Mr. James $1,000 for each hour of consulting in excess of 500 hours and will also reimburse him for any reasonable incidental business expenses as a result of his services, including airfare, hotels and meals. Mr. James was also eligible to receive and, as disclosed in the “Summary Compensation Table,” above, did receive a pro rata Chevron Incentive Plan award for 2010. Upon termination, Mr. James remains subject to restrictive covenants, including covenants relating to confidentiality (four years), non-solicitation (one year) and non-disparagement (indefinitely).

Upon his departure, Mr. James was eligible to receive benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is at least one year following separation from service. He elected his RRP benefit to be paid in 10 annual installments, commencing in the first quarter that is at least six years following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above. Mr. James was also eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least one year following separation from service. He elected these plans to be paid in a lump sum in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2010, with respect to Chevron’s equity compensation plans.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	73,460,651 (3)	$67.64 (4)	81,019,537 (5)
Equity compensation plans not approved by security holders (6)	837,504 (7)	0 (8)	0 (9)
Total	74,298,155	$67.64 (4)	81,019,537

(1)	The table does not include information for employee benefit plans of Chevron and subsidiaries intended to meet the qualification requirements of section 401(a) of the Internal Revenue Code and certain foreign employee benefit plans that are similar to section 401(a) plans. Section 401(a) plans can generally be described as retirement plans intended to meet the tax qualification requirements of the Internal Revenue Code.

The table also does not include information for equity compensation plans assumed by Chevron in mergers and securities outstanding thereunder at December 31, 2010 (LTIP), except for the 191,450 outstanding reloaded options granted in 2007 through 2010 under the Chevron Long-Term Incentive Plan to fulfill the outstanding obligations under the equity compensation plan assumed in the merger with Texaco. Beginning in 2007, these reloaded options are granted under the LTIP until the fulfillment of the options restoration obligation in 2011. The number of securities to be issued upon exercise of outstanding options, warrants and rights under plans assumed in mergers and outstanding at December 31, 2010, excluding the reloaded options granted under the LTIP, was 1,981,987, and the weighted-average exercise price (excluding the reloaded options granted under the LTIP and excluding restricted stock units and other rights for which there is no exercise price) was $42.82. No further grants or awards can be made under these assumed plans; however, certain of the assumed plans provide for restoration options when Chevron common stock or stock equivalents are tendered as consideration for the exercise price of the outstanding stock option grants.

(2)	Consists of two plans: the LTIP and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (Directors’ Plan). Stock options and restricted stock units are awarded under the LTIP. Employee stock purchase plan shares are issued under the subplans of the LTIP for certain non-U.S. locations. Restricted stock, restricted stock units and retainer stock options are awarded under the Directors’ Plan.

(3)	Consists of 73,031,151 stock options (including retainer stock options) and 109,105 restricted stock units under the LTIP, and 320,395 restricted stock units and stock units under the Directors’ Plan.

There are no outstanding rights under the non-U.S. employee stock purchase plans as of December 31, 2010.

(4)	The price reflects the weighted average exercise price of stock options under the LTIP and the Directors’ Plan.

(5)	A revised and restated LTIP was approved by the stockholders on April 28, 2004. The maximum number of shares that can be issued under the revised and restated LTIP is 160,000,000. The LTIP has 80,739,273 securities that remain available for issuance. Awards granted under the revised and restated LTIP that are settled in cash or that are deferred under the Deferred Compensation Plan will not deplete the maximum number of shares that can be issued under the plan.

The maximum number of shares that can be issued under the Directors’ Plan is 800,000. The Directors’ Plan has 280,264 securities that remain available for issuance.

(6)	Consists of the Deferred Compensation Plan (DCP), which allows eligible employees to defer receipt of certain compensation until retirement or termination of employment. The DCP is intended to qualify as an unfunded ERISA pension plan maintained by an employer for a select group of management or highly compensated employees, as described in 26 C.F.R. § 2520.104-23(d). The DCP allows participants to defer receipt of earned salary and awards under certain Chevron benefit plans and to invest such deferred amounts in a range of deemed investment alternatives, including, but not limited to, investment in notional units valued with reference to a Chevron Common Stock Fund. A participant may elect to transfer amounts already credited to his or her deferral account among any of the available investment funds by following the procedures prescribed by the Management Compensation Committee. A participant’s deferral account is distributed in cash, except that amounts valued with reference to the Chevron Common Stock Fund will be distributed in stock. Additional information concerning the DCP is contained in the “Deferred Compensation Table” above.

(7)	Reflects number of Chevron Common Stock Fund units allocated to participant accounts as of December 31, 2010, under the DCP.

(8)	There is no exercise price for outstanding rights under the DCP.

(9)	Current provisions of the DCP do not provide for a limitation on the number of shares available under the plan. The total actual distributions under the DCP were 131,875 shares in 2010, 120,416 shares in 2009, and 134,606 shares in 2008.

Director Compensation

Our compensation for nonemployee Directors is designed to be competitive with our major global energy competitors and other major capital-intensive international companies across industries, to link rewards to business results and stockholder returns, and to facilitate increased ownership of Chevron common stock. We do not have a retirement plan for nonemployee Directors. Our executive officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee evaluates and recommends to the non-employee Directors of the Board the compensation for nonemployee Directors, and the non-employee Directors of the Board set the compensation. Our executive officers have no role in determining the amount or form of compensation. The Committee may retain the services of an independent compensation consultant to assist the Committee with its work in connection with Chevron’s nonemployee Director compensation program. In 2010, the Committee retained the services of an independent compensation consultant, Pearl Meyer & Partners, to assist the Committee with its biennial review of Chevron’s nonemployee Director compensation program. Under the retention agreement, the Committee has the exclusive right to select, retain and terminate Pearl Meyer & Partners as well as to approve any fees, terms or other conditions of Pearl Meyer & Partners’ service. Pearl Meyer & Partners and its lead consultant report directly to the Committee, but may work cooperatively with management to develop analyses and proposals when requested to do so by the Committee. Pearl Meyer & Partners conducted a comprehensive review of Chevron’s nonemployee Director compensation, including a review of director compensation arrangements at Chevron’s Oil Industry Peer Group and Non-Oil Industry Peer Group Companies which are identified in “Peer Group Practices” in the “Compensation Discussion and Analysis,” above).

The nonemployee Directors’ 2010 total annual compensation did not change from 2009. Nonemployee Directors received total annual compensation of $300,000 per Director, with 39 percent paid in cash and 61 percent paid in restricted stock units. Committee chairmen received an additional $10,000 in cash for their services. The Committee has determined that, effective with the 2011 Annual Meeting, the total compensation will remain the same, except that Committee chairmen will receive an additional $15,000 in cash for their services (an increase of $5,000 from 2010).

Below, we describe the nonemployee Directors’ 2010 annual compensation:

Cash or Stock Options (at the Director’s Election)

•	$116,000 annual cash retainer, paid in monthly installments beginning with the month the Director is elected to the Board.

•	$10,000 additional annual cash retainer for each Board Committee chairman, paid in monthly installments beginning with the month the Director becomes a Committee chairman.

•

Directors can elect to receive stock options instead of any portion of their cash compensation under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (NED Plan). The options are granted on the date of the annual meeting of stockholders that the Director is elected. The stock options are exercisable for that number of shares of Chevron common stock determined by dividing the amount of the cash retainer subject to the election by the Black-Scholes value of an option on the date of grant. Elections to receive stock options in lieu of any portion of cash compensation must be made by December 31 in the year preceding the date of grant of the options. The options have an exercise price based on the closing price of Chevron common stock on the date of grant. Half of the award vests six months after the grant date, and the remaining half vests on the earlier of the 12-month

Director Compensation (Continued)

anniversary of the grant date or the day preceding the first annual meeting of stockholders following the grant. The vested options become exercisable on the 12-month anniversary of the grant date and have a term of 10 years.

•

Directors can also elect to defer any portion of the annual cash retainer under the NED Plan. Deferral elections must be made by December 31 preceding the calendar year in which the cash to be deferred is earned. Deferrals are credited, at the Director’s election, into accounts tracked with reference to the same investment fund options available to participants in the Chevron Deferred Compensation Plan for Management Employees II, including a Chevron Common Stock Fund. Distribution from the plan is in cash except for amounts valued with reference to the Chevron Common Stock Fund, which are distributed in shares of Chevron common stock. Distribution will be made in either one or 10 annual installments for compensation deferred after December 31, 2004, and distributions will be made in one to 10 annual installments for compensation deferred prior to January 1, 2005. Any deferred amounts unpaid at the time of a Director’s death are distributed to the Director’s beneficiary.

Restricted Stock Units

•

$184,000 of the annual compensation is paid in the form of restricted stock units (RSUs) that are granted on the date of the annual stockholders’ meeting that the Director is elected. If a Director is elected to the Board between annual meetings, a pro rated grant is made. RSUs are subject to forfeiture (except when the Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service) until the earlier of 12 months or the day preceding the first annual stockholders’ meeting following the date of the grant. After that, the RSUs are paid out in shares of Chevron common stock unless the Director has elected to defer the payout until retirement under the NED Plan.

Expenses and Charitable Matching Gift Program

Nonemployee Directors are reimbursed for out-of-pocket expenses incurred in connection with the business and affairs of Chevron. Nonemployee Directors are eligible to participate in our charitable Matching Gift Program, which is available to all our employees. We will match any contributions to eligible entities up to a maximum of $5,000 per year.

Nonemployee Director Compensation During the Fiscal Year Ended December 31, 2010

The above described choices available to Directors result in slight differences in reportable compensation, even though each Director was awarded the same amount (except for Committee chairmen, who receive $10,000 extra). Specifically, several Directors elected to receive stock options for all or a portion of the annual cash retainer.

The Directors’ compensation reported below also includes the aggregate incremental cost to Chevron for expenses deemed perquisites that were incurred in connection with the Board’s 2010 international Board trip to Australia. Generally, every two years the Board travels to one of Chevron’s international locations of operation to gain additional insight into Chevron’s operations and meet Chevron personnel at that location. Board member spouses are invited to attend the international Board trip to learn about Chevron’s operations and foster social interaction among the Directors as well as to provide opportunities for spouses to attend receptions with local and expatriate Chevron employees and their families and local government officials, tour Chevron facilities, and participate in community

Director Compensation (Continued)

engagement and other goodwill activities on behalf of Chevron. Incremental costs incurred in connection with spousal attendance and attributed to the Director as a perquisite include travel, lodging, meals, sightseeing and other activities for the spouse.

The following table sets forth the compensation of our nonemployee Directors for the fiscal year ending December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Samuel H. Armacost	$126,000 (3)	$184,000		$28,541 (4)(5)(6)	$338,541
Linnet F. Deily	$116,000	$184,000		$ 2,331 (4)(6)	$302,331
Robert E. Denham	$116,000 (7)	$184,000		$23,379 (4)(6)	$323,379
Robert J. Eaton	$ 0 (3)	$184,000	$125,987	$11,556 (4)(5)(6)(8)	$321,543
Charles T. Hagel	$ 59,611	$184,000		$ 1,932 (4)(6)	$245,543
Enrique Hernandez Jr.	$ 0 (3)	$184,000	$115,990	$29,508 (4)(5)(6)	$329,498
Franklyn G. Jenifer	$116,000 (7)	$184,000		$30,639 (4)(6)(8)(9)	$330,639
Sam Nunn	$126,000 (3)(7)	$184,000		$17,407 (4)(6)(8)	$327,407
Donald B. Rice	$116,000	$184,000		$41,212 (4)(5)(6)	$341,212
Kevin W. Sharer	$116,000 (7)	$184,000		$ 961 (6)	$300,961
Charles R. Shoemate	$ 0 (3)	$184,000	$125,987	$22,829 (4)(5)(6)(8)	$332,816
John G. Stumpf	$ 59,611	$184,000		$ 524 (6)	$244,135
Ronald D. Sugar	$116,000 (7)	$184,000		$24,476 (4)(5)(6)	$324,476
Carl Ware	$116,000	$184,000		$25,410 (4)(6)	$325,410

(1)	Amounts reflect the grant date fair value for restricted stock units (RSUs) granted in 2010 under the Nonemployee Directors’ Equity Compensation and Deferral Plan. The grant date fair value of these RSUs was $72.57 per unit, the closing price of Chevron common stock on the May 25, 2010. RSUs accrue dividend equivalents, the value of which is factored into the grant date fair value. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded. RSUs are payable in Chevron common stock.

At December 31, 2010, the following nonemployee Directors had the following number of shares subject to outstanding equity awards or deferrals:

Name	Restricted Stock	Stock Units	Restricted Stock Units	Stock Units From Director’s Deferral of Cash Retainer	Total
Samuel H. Armacost	20,650	15,948	10,005	0	46,603
Linnet F. Deily	934	2,821	2,579	0	6,334
Robert E. Denham	2,892	8,972	10,005	10,230	32,099
Robert J. Eaton	4,984	15,948	10,005	4,774	35,711
Charles T. Hagel	0	0	2,579	0	2,579
Enrique Hernandez Jr.	0	0	6,638	924	7,562
Franklyn G. Jenifer	934	15,948	10,005	10,775	37,662
Sam Nunn	4,984	15,948	10,005	11,954	42,891
Donald B. Rice	912	2,821	10,005	0	13,738
Kevin W. Sharer	0	0	10,005	5,470	15,475
Charles R. Shoemate	4,934	15,948	10,005	42	30,929
John G. Stumpf	0	0	2,579	0	2,579
Ronald D. Sugar	1,898	5,811	10,005	8,474	26,188
Carl Ware	6,088	15,948	10,005	377	32,418

At December 31, 2010, the following nonemployee Directors also had the following number of stock units attributed to the Texaco Inc. Director and Employee Deferral Plan: Mr. Eaton, 2,232; Mr. Jenifer, 6,765; Mr. Nunn, 8,762; and Mr. Shoemate, 6,843. These stock units accrue dividend equivalents. Following the time the Director no longer serves as a Director, Chevron common stock will be distributed in satisfaction of outstanding stock units.

Director Compensation (Concluded)

(2)	For Directors electing stock options in lieu of all or a portion of the annual cash retainer, amounts reflect the grant date fair value for stock options granted on May 26, 2010. The grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718) for financial reporting purposes. The grant date fair value of each option is calculated using the Black-Scholes model. Stock options granted on May 26, 2010, have an exercise price of $71.55 and a grant date fair value of $15.17. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 6.1 years, a volatility rate of 30.9 percent, a risk-free interest rate of 2.45 percent and a dividend yield of 3.91 percent. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

The number of stock options granted in 2010 is as follows: Mr. Eaton, 8,305; Mr. Hernandez, 7,646; and Mr. Shoemate, 8,305. One-half of the options vest six months following the date of grant, and the remaining half vests on the earlier of 12 months or the day preceding the first annual meeting of stockholders following the date of grant. Options expire after 10 years.

At December 31, 2010, the following Directors had the following number of stock options: Ms. Deily, 1,456; Mr. Eaton, 28,336; Mr. Hernandez, 15,569; Mr. Nunn, 20,912 and Mr. Shoemate, 8,305.

(3)	For Messrs. Armacost, Eaton, Nunn and Shoemate, the amount includes the additional retainer for serving as a Board Committee chairman. Messrs. Eaton, Hernandez and Shoemate elected to receive their entire annual cash retainer in the form of stock options.

(4)	Includes the aggregate incremental cost to the Company for expenses deemed perquisites that were incurred, including from the Director’s spouse accompanying the Director, on the Board’s 2010 international Board trip. For travel-related costs, incremental cost is the actual costs incurred to charter the additional aircraft needed to transport the spouses and the actual costs for the additional crewpersons, operators, guides, security personnel and commercial airfare, if applicable. For lodging, meals and entertainment, incremental cost reflects the actual per-person cost. For each Director, amounts reported were: for Mr. Armacost, $22,580; Ms. Deily, $1,370; Mr. Denham, $22,418; Mr. Eaton, $1,270; Mr. Hagel, $1,408; Mr. Hernandez, $20,547; Mr. Jenifer, $12,121; Mr. Nunn, $12,121; Mr. Rice, $35,251; Mr. Shoemate, $12,143; Mr. Sugar, $18,515; and Mr. Ware, $24,449.

(5)	Includes amounts paid in 2010 in the Director’s name under our Charitable Matching Gift Program as follows: Messrs. Armacost, Eaton, Rice, and Sugar, each $5,000; Mr. Hernandez, $8,000; and Mr. Shoemate, $5,400.

(6)	Includes $961 for the annualized premium for accidental death and dismemberment insurance coverage paid by Chevron, which has been prorated for Mr. Hagel and Mr. Stumpf ($524).

(7)	The Director has elected to defer some or all of the annual cash retainer under the Nonemployee Directors’ Equity Compensation and Deferral Plan in 2010. None of the earnings under the plan are above market or preferential.

(8)	Includes $4,325 for the Director’s participation in the Texaco Group Personal Umbrella Liability Insurance benefit for Directors and officers. The Director is a participant in the Directors’ Charitable Gift Program, which was established by Texaco Inc. and which following the merger of Texaco Inc. and Chevron has been continued by Chevron solely with respect to former Directors of Texaco. The program provides for the payment upon a participating Director’s death of $1 million to tax-exempt organizations that are designated by the Director and that are not incompatible with the Corporation’s philanthropic philosophy. Prior to the merger, Texaco purchased insurance policies for future gift payouts for the participating Directors under which each policy covered two Directors, with the Corporation receiving the $2 million insurance proceeds upon the death of the second of the two Directors covered by each policy. Participants receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. The Corporation did not pay any premiums in 2010 because the premiums were fully funded by the accumulated cash value of the policies. Accordingly, no compensation is deemed paid to any participating Director.

(9)	Includes $13,232 that Mr. Jenifer received in 2010 as a distribution under the Pension Plan for Directors of Texaco Inc., which was frozen effective October 31, 1995, with no further benefits accruing after that date. At December 31, 2010, Mr. Jenifer had a remaining principal balance of $12,179.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Chevron common stock as of March 1, 2011, for (i) two holders of more than 5 percent of our outstanding common stock; (ii) each nonemployee Director and each of our named executive officers; and (iii) all nonemployee Directors and executive officers as a group. As of that date, there were 2,009,664,990 shares of Chevron common stock outstanding.

Name (“+” denotes a nonemployee Director)	Shares Beneficially Owned(1)	Stock Units(2)	Total	Percent of Class
BlackRock, Inc. (3)	113,007,585	0	113,007,585	5.62%
State Street Corporation (4)	102,700,866	0	102,700,866	5.10%
Samuel H. Armacost +	31,050	25,953	57,003	*
Linnet F. Deily +	9,475	5,400	14,875	*
Robert E. Denham +	7,292	29,488	36,780	*
Robert J. Eaton +	20,952	32,959	53,911	*
Charles T. Hagel +	0	2,579	2,579	*
Enrique Hernandez Jr. +	9,143	7,563	16,706	*
Charles A. James	2,836	0	2,836	*
Franklyn G. Jenifer +	14,923	43,633	58,556	*
George L. Kirkland	701,773	8,994	710,767	*
Sam Nunn +	26,544	46,973	73,517	*
R. Hewitt Pate	46,295	20,000	66,295	*
Donald B. Rice +	29,862	12,826	42,688	*
Kevin W. Sharer +	0	15,755	15,755	*
Charles R. Shoemate +	5,203	32,839	38,042	*
John G. Stumpf +	10,000	2,579	12,579	*
Ronald D. Sugar +	1,898	24,570	26,468	*
Carl Ware +	6,088	26,331	32,419	*
John S. Watson	732,561	44,766	777,327	*
Mike K. Wirth	544,083	18,831	562,914	*
Patricia E. Yarrington	301,652	29,363	331,015	*
Nonemployee Directors and executive officers as a group (23 persons)	2,765,060	446,679	3,211,739	*

*	Less than 1 percent.

(1)	Amounts shown include shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2011 as follows: 1,456 shares for Ms. Deily, 12,983 shares for Mr. Eaton, 7,923 shares for Mr. Hernandez, 653,666 shares for Mr. Kirkland, 20,912 shares for Mr. Nunn, 34,000 shares for Mr. Pate, 703,666 shares for Mr. Watson, 511,666 shares for Mr. Wirth, 292,666 shares for Ms. Yarrington and 240,166 shares for all other executive officers not named in the table. For executive officers, the amounts shown include shares held in trust under the Employee Savings Investment Plan. For nonemployee Directors, the amounts shown include shares of restricted stock awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (“NED Plan”).

(2)	Stock units do not carry voting rights and may not be sold. They do, however, represent the equivalent of economic ownership of Chevron common stock, since the value of each unit is measured by the price of Chevron common stock. For nonemployee Directors, these are stock units and restricted stock units awarded under the NED Plan and the Texaco Inc. Director and Employee Deferral Plan and may ultimately be paid in shares of Chevron common stock. For executive officers, these include stock units awarded under the Long Term Incentive Plan of Chevron Corporation or deferred under the Chevron Deferred Compensation Plan for Management Employees or the Chevron Deferred Compensation Plan for Management Employees II and may ultimately be paid in shares of Chevron common stock.

(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2011, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. BlackRock, Inc., reports that as of that date it has sole voting and sole dispositive power for all shares reported.

Stock Ownership Information (Concluded)

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011, by State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corp. reports that as of that date it has shared voting and shared dispositive power for all shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of Chevron equity securities. Based solely on a review of the reports furnished to Chevron, we believe that during 2010 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a).

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

(Item 2 on the proxy card)

The Audit Committee, which is composed entirely of independent Directors, has selected PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as our independent registered public accounting firm to audit the consolidated financial statements of Chevron and its subsidiaries for 2011 and the effectiveness of Chevron’s internal control over financial reporting. Your Board has endorsed this appointment. PricewaterhouseCoopers previously audited the consolidated financial statements of Chevron during the years ended December 31, 2010 and 2009, and the effectiveness of Chevron’s internal control over financial reporting as of December 31, 2010. During the years ended December 31, 2010 and 2009, PricewaterhouseCoopers provided both audit and nonaudit services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2010 and 2009, were as follows (millions of dollars):

Services Provided	2010	2009
Audit	$24.1	$23.2
Audit Related	1.8	2.5
Tax	1.5	1.3
All Other	0.1	0.1

Total	$27.5	$27.1

The Audit fees for the years ended December 31, 2010 and 2009, were for the audits of Chevron’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audit of the effectiveness of internal control over financial reporting.

The Audit Related fees for the years ended December 31, 2010 and 2009, were for assurance and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2010 and 2009, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other fees for the years ended December 31, 2010 and 2009, included services rendered for software licenses, subscriptions, benchmark studies and surveys.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

All 2010 audit and nonaudit services provided by PricewaterhouseCoopers were approved by the Audit Committee. The nonaudit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm (Concluded)

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services. Under these procedures, the Audit Committee preapproves both the type of services to be provided by PricewaterhouseCoopers and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and nonaudit fees initially approved.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will select another independent registered public accounting firm for the following year.

Your Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as Chevron’s Independent Registered Public Accounting Firm.

Proposal Regarding Advisory Vote on Named Executive Officer Compensation

(Item 3 on the proxy card)

As required by Section 14A of the Securities Exchange Act of 1934, stockholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you are being asked to vote on the following resolution at the 2011 annual meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in detail in this Proxy Statement under “Compensation Discussion and Analysis”, our compensation programs are designed to:

•	reward creation of long-term stockholder value through increased stockholder returns;

•	reflect long-term corporate and individual performance;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, even through the cyclical nature of our business; and

•	reinforce the values we express in The Chevron Way and our Operational Excellence Management System.

We believe that our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards), long-term incentives (including stock option and performance share awards) and share ownership guidelines, rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this Proxy Statement.

This vote is non-binding. The Board and the Management Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Your Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure, above.

Proposal Regarding Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation

(Item 4 on the proxy card)

As described in Item 3, our stockholders are being asked to vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement. As required by Section 14A of the Securities Exchange Act of 1934, stockholders are also entitled to vote on whether future advisory votes on named executive officer compensation should occur every year, every two years or every three years or to abstain from such voting. After careful consideration, the Board of Directors recommends that future advisory votes on named executive officer compensation occur every year. The Board believes that this is the appropriate frequency so stockholders may annually express their views on our named executive officer compensation program. The Board values the opportunity to get feedback and will consider the outcome of these votes in making compensation decisions.

Stockholders can specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on named executive officer compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. The Board will disclose its position on the frequency of future advisory votes on named executive officer compensation as part of our corporate governance disclosures on our Web site at www.chevron.com. Engagement with our stockholders is a key component of our corporate governance, and we will continue to engage with our stockholders during the period between advisory votes.

Your Board unanimously recommends that you vote, on an advisory basis, to conduct future advisory votes on named executive officer compensation every year.

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Stockholder Proposals

2011 QUALIFYING STOCKHOLDER PROPOSALS

Your Board welcomes dialogue on the topics presented in the stockholder proposals on the following pages. Chevron is continually striving to communicate proactively and transparently on these and other issues of interest to the Company and its stockholders. Some of the following stockholder proposals may contain assertions about Chevron that we believe are incorrect. Your Board has not attempted to refute such assertions. We have not corrected any errors in the stockholder proposals. However, your Board has seriously considered each proposal and recommended a vote based on the specific reasons set forth in each Board response.

We received a number of proposals requesting specific reports. As a general principle, your Board opposes developing specially requested reports because producing them is a waste of Chevron’s resources when the issues are addressed sufficiently through existing communication vehicles. Moreover, your Board believes that stockholders benefit from reading about these issues in the context of Chevron’s other activities rather than in isolation. Many of the issues included in the following stockholder proposals are discussed in Chevron’s Corporate Responsibility Report, Annual Report and this Proxy Statement. Additional information on Chevron’s corporate governance and corporate social responsibility philosophies and initiatives is available on our Web site (see www.chevron.com).

Your Board urges stockholders to read this Proxy Statement, the Annual Report and the Corporate Responsibility Report as well as the other information presented on the Chevron Web site.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Article VII of Chevron’s Restated Certificate of Incorporation precludes taking actions on any proposals or other items of business that have not been noted in the Notice and Proxy Statement preceding the Annual Meeting, unless the Board decides to waive the restriction.

If a stockholder wishes to present a proposal for action at the 2012 Annual Meeting, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. Proposals must be received by the Corporate Secretary and Chief Governance Officer no later than December 16, 2011. Proposals received after that date will not be included in the Proxy Statement or acted upon at the 2012 Annual Meeting. We urge stockholders to submit proposals by overnight mail addressed to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, CA 94583-2324, by email to corpgov@chevron.com or by facsimile to (925) 842-2846.

We will provide the name, address and share ownership of the stockholder submitting a qualifying proposal upon a stockholder’s request.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING APPOINTMENT OF AN INDEPENDENT DIRECTOR WITH ENVIRONMENTAL EXPERTISE

(Item 5 on the proxy card)

WHEREAS: Environmental expertise is critical to the success of companies in the energy industry because of the significant environmental issues associated with their operations. Shareholders, lenders, host country governments and regulators, and affected communities are focused on these impacts. A company’s inability to demonstrate that its environmental policies and practices are in line with internationally accepted standards can lead to difficulties in raising new capital and obtaining the necessary licenses from regulators.

Chevron has repeatedly been cited for allegedly harmful environmental practices:

•

Chevron is on trial in Ecuador for widespread contamination of Amazonian land and water resources by Texaco in the 1970s. Plaintiffs suing Chevron are challenging the adequacy of a remediation effort completed in 1998. A court-appointed expert in the Ecuadorian litigation has recommended that Chevron be held liable for up to $27.3 billion in damages.

•

Chevron is accused of polluting land and water resources by its Niger Delta operations, and damaging the local fishing economy through dredging of waterways. These practices have fueled civil unrest, protests, and a related lawsuit alleging Chevron’s complicity in security forces’ killing of two protestors.

•

Chevron faces allegations of environmental and health damages to local communities from its operations in Kazakhstan. In 2007, a consortium in which Chevron has a 50% interest was fined approximately $609 million for illegally storing sulpher.

We believe that these controversies have the potential to damage shareholder value and that the company must respond to environmental challenges in an effective, strategic and transparent manner in order to restore trust and minimize the adverse impact of its operations.

Environmental management is critical to the future success of the company. We believe it would benefit the company to address the environmental impact of its business at the most strategic level—by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing could perform a valuable and strategic role for the company by enabling Chevron to more effectively address the environmental issues inherent in its business. It would also help ensure that the highest levels of attention focus on the development of environmental standards for new projects. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it is addressing environmental issues.

THEREFORE, BE IT RESOLVED: Shareholders request that, as the terms in office of elected board directors expire, at least one candidate be recommended who:

•

has a high level of expertise and experience in environmental matters relevant to hydrocarbon exploration and production and is widely recognized in the business and environmental communities as an authority in such field, in each case as reasonably determined by the company’s board, and

•

will qualify, subject to limited exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to the company as an NYSE listed company, in order that the board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because the Board believes that Chevron currently has strong environmental practices, that our current membership qualification standards adequately recognize the importance of environmental expertise, and that Board members and candidates should possess a broad range of skills, qualifications and attributes rather than a single expertise.

Chevron is committed to seeing that all projects and products are developed in an environmentally sound manner and that operations and products continue to reduce their environmental impacts. In fact, Chevron disagrees with the allegations on which the proposal is premised. Information on Chevron’s environmental stewardship can be found in detail at www.chevron.com.

Chevron’s Corporate Governance Guidelines (available at www.chevron.com) and this Proxy Statement discuss Chevron’s Board membership qualification standards. In September 2010, your Board revised the “Board Membership Criteria” section to include environmental expertise or experience in the list of skills that are desirable when identifying candidates for the Board. Your Board is well equipped to address environmental matters facing Chevron. Indeed, your Board includes a number of independent Directors whose professional activities have brought them experience with environmental matters relating to world trade, manufacturing, technology and public policy.

In addition, your Board has access to an extensive internal network of environmental professionals whose primary focus is on environmental protection and stewardship in connection with Chevron’s operations and products. Environmental professionals within Chevron have expertise at the facility, strategic business unit and operating company levels, and Chevron routinely accesses external resources to keep apprised of best practices and technology advances.To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System and Environmental, Social and Health Impact Assessment process help Chevron to identify, analyze and manage social, environmental, health and safety issues, including environmental stewardship. These are regularly reviewed to ensure compliance with the Company’s rigorous standards and are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s Web site at www.chevron.com. In addition, the reporting process for Chevron’s environmental metrics disclosed as part of our 2010 Corporate Responsibility Report is subject to assurance by Lloyd’s Register Quality Assurance. The full assurance statement can be found in the Corporate Responsibility Report.

Your Board believes that having a special purpose director is not a good corporate governance practice. Boards make decisions as a group, with collective responsibility that is inconsistent with delegating responsibility for areas as important as the environment to a single specialist director. All of your Directors owe Chevron and its stockholders fiduciary duties that oblige them to educate themselves and make decisions on an informed and deliberative basis. Your Board needs directors who can integrate knowledge about a variety of subjects, often at the same time and affecting the same issue.

Your Board agrees that its membership should include broad experience or expertise in environmental issues but does not believe that it would be appropriate to select a Director exclusively on the basis of a single criterion or area of expertise. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HUMAN RIGHTS COMMITTEE

(Item 6 on the proxy card)

RESOLVED: To amend Article I of the By-Laws, by inserting after Section 5, a new Section 6.

SECTION 6. Board Committee on Human Rights. There is established a Board Committee on Human Rights, to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, including assessing the impacts of company operations on resources and public welfare in host communities and the relationship of company operations and resources to any government security forces that secure company operations in those communities.

The Board of Directors is authorized, by resolution, in its discretion and consistent with these By-Laws, the Articles of Incorporation and applicable law to: (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt a charter to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the findings of the Board Committee, and (5) any other measures within the Board’s discretion consistent with these By-Laws and applicable law. Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT

The proposed by-law would establish a separate Board Committee on Human Rights, which would elevate board level oversight and governance regarding human rights issues raised by the company’s activities and policies. Human rights abuses have been alleged in association with Chevron operations in the U.S., Angola, Australia, Burma, Canada, Chad, Cameroon, Colombia, Venezuela, Ecuador, Indonesia, Iraq, Kazakhstan, Turkmenistan, Nigeria, the Philippines, Thailand, Azerbaijan, Georgia, Turkey, and Mexico.

The company currently has a Human Rights policy and subscribes to the Voluntary Principles on Security and Human Rights. However, the extent of Board level oversight of continuing human rights challenges facing the company is considered inadequate by the proponent. Although the board currently may address some human rights challenges facing our company through the public policy committee’s broader mandate to address social and environmental issues, the proponent believes the issues facing the company regarding human rights concerns in the communities in which it operates are so severe that they merit oversight of a separate board committee with a more specific fiduciary mandate on human rights. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

The proposed by-law would establish the vehicle of a Board Committee, but would leave the process of appointment and implementation of the Committee to the full Board of Directors.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because establishing a human rights committee is duplicative of the Company’s current governance framework and its efforts to monitor human rights issues and maintain its continued commitment to universal human rights.

Although governments have the primary duty to protect and ensure fulfillment of human rights, Chevron recognizes that it plays an important role in respecting human rights in the communities where it operates. In December 2009, Chevron adopted an updated and comprehensive Human Rights Policy, supported by an implementation plan, defined roles and responsibilities, and management oversight and guidance. Chevron works cooperatively and constructively with host governments, communities and nongovernmental organizations and engages with subject matter experts who help build on its understanding of human rights issues relevant to its business.

Chevron’s existing governance framework includes Board-level and executive-level committees that routinely focus on human rights as well as other social policy matters. Your Board’s Public Policy Committee considers policies, programs and practices concerning a broad array of public policy issues, including human rights. In addition, Chevron’s Global Issues Committee, which is a subcommittee of the Executive Committee, identifies and develops policies on global issues of significance to Chevron, such as the Human Rights Policy mentioned previously. The Committee routinely solicits the input of internal and external experts to develop these policies. In view of the above, your Board believes that the formation of a new human rights committee would duplicate the work of these two committees.

Support for universal human rights has long been and will continue to be a core value and an important part of the way Chevron conducts its business. The manner in which Chevron conducts its global operations is consistent with the intent of widely recognized international human rights principles, including the United Nations Universal Declaration of Human Rights, the International Labor Organization Declaration on Fundamental Principles and Rights at Work, and the Voluntary Principles on Security and Human Rights. Starting with The Chevron Way, Chevron’s commitment to respect human rights is manifested in its policies and processes through our: (i) Business Conduct and Ethics Code; (ii) participation in and promotion of the Voluntary Principles on Security and Human Rights initiative; (iii) Corporate Guidelines on the Voluntary Principles on Security and Human Rights to support implementation of the Voluntary Principles; (iv) Corporate Standard Environmental, Social and Health Impact Assessment Process to assess potential project impacts on people and the environment; (v) Operational Excellence Management System; and (vi) community engagement programs to support community access to basic human needs such as education, health care and economic livelihood. Chevron’s Human Rights Policy builds upon and reinforces these policies and principles.

Your Board believes that the significant time and resources Chevron devotes to human rights issues under its current governance framework enables Chevron to understand and address the impacts of these issues on Chevron’s business worldwide. Given Chevron’s existing policies and practices, a human rights committee as suggested by the proponent is unnecessary to ensure a strong commitment to human rights issues. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY METRIC FOR EXECUTIVE COMPENSATION

(Item 7 on the proxy card)

RESOLVED: That the shareholders of Chevron Corporation (“Chevron” or “Company”) request the Board’s Compensation Committee, when setting senior executive compensation, include sustainability as one of the performance measures for senior executives under the Company’s annual and/or long-term incentive plans. Sustainability is defined as how environmental, social and financial considerations are integrated into corporate strategy over the long term.

SUPPORTING STATEMENT

We believe that the long-term interests of shareholders, as well as other important constituents, is best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those boards of directors and management that operate their companies with integrity and a focus on the long term are much more likely to prosper than ones that are dominated by a short-term focus. The best means of demonstrating a company’s commitment to the concept of sustainability is through incorporating it as a performance measure in the Company’s annual and/or long-term incentive plans.

We note that the Company has affirmed its commitment to the concept of sustainability. Chevron’s 2009 Corporate Responsibility Report, entitled “The Value of Partnership,” contains an extensive discussion of various social and environmental initiatives and the concept of sustainability. The preface to the report states:

Corporate responsibility at Chevron means demonstrating the vision and values of The Chevron Way throughout our corporation, throughout our operations, and throughout our partnerships. In this document—our eighth annual Corporate Responsibility Report—we are proud to share how our environmental, social and governance systems, processes and actions support our vision to be the global energy company most admired for its people, partnership and performance. This report discusses our seven pillars of corporate responsibility: the environment, health and safety; human rights; stakeholder engagement; community engagement; workforce; supply chain; and ethics.

While these words are laudable, incorporating them into the Company’s senior executive compensation program would give them real impact. Yet, the Compensation Discussion and Analysis section of Chevron’s 2010 Proxy Statement contains no discussion of sustainability. Nor does the Compensation Discussion and Analysis disclose any specific performance measures related to sustainability in the Company’s annual incentive plan or its long-term incentive plan. We believe that this represents a serious shortcoming.

Other companies have added sustainability to the metrics that they use when determining executive compensation. British utility company National Grid announced last year it would partly base executive compensation on meeting targets for reducing carbon emissions. In addition, Xcel Energy in its 2009 proxy statement discloses that certain annual incentive payments are dependent on green house gas emission reductions alongside the weight given to meeting earnings per share targets. Also Intel Corporation calculates every employees annual bonus based on the firms performance on measures that include energy efficiency, completion of renewable energy and clean energy projects, and the company’s reputation for environmental leadership.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because it believes that environmental, social, financial and operational elements are already incorporated into executive compensation in the evaluation of the performance of the Company, its business units and individual executives. Chevron’s executive compensation philosophy, which is discussed at length in this Proxy Statement under “Compensation Discussion and Analysis,” above, guides the Board to reward executives whose performance furthers the Corporation’s environmental, social, financial and operational objectives.

The Chevron Way, which guides executive performance in Chevron, places the highest priority on the health and safety of our workforce and the protection of the environment. To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System (OEMS) and Environmental, Social and Health Impact Assessment process help Chevron to identify, analyze and manage social, environmental, health and safety issues, including environmental stewardship.

Chevron’s executive compensation programs are designed to motivate our executives to manage Chevron’s business for long-term value creation in accordance with The Chevron Way and the OEMS and to reward executives who demonstrate the ability to execute Chevron’s business plans consistent with The Chevron Way and the OEMS. Furthering the Corporation’s environmental, social, financial and operational objectives is an important factor in the evaluation of the performance of the Company and of senior executives.

Your Board believes that the long-term interests of stockholders are best served by companies that operate their businesses in a responsible manner that is focused on long-term value creation. We believe that rewarding those employees who manage environmental, social, financial and operational issues in a way that creates measurable long-term stockholder value is the key to sustainability. Chevron, guided by the principles of The Chevron Way and OEMS, strives to operate responsibly in support of our long-term business interests. Your Board believes that Chevron’s executive compensation program motivates our executives to manage Chevron in a way that provides long-term value for our stockholders and that incorporating the proposed performance measure is unnecessary. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING GUIDELINES FOR COUNTRY SELECTION

(Item 8 on the proxy card)

WHEREAS:

Following the Burmese military’s 2007 crackdown on peaceful demonstrators, its restrictions on allowing humanitarian relief into Burma after cyclone Nargis and its 2008 sentencing of pro-democracy activists to lengthy prison terms, Chevron has faced government criticism, negative publicity, and a consumer boycott concerning its investment in Burma;

The U.S. government has three times enacted economic sanctions on Burma, including a ban on new investment in 1997, a ban on imports in 2003, and further restrictions on imports in 2008;

Nobel Peace Prize Laureate Aung San Suu Kyi, leader of the National League for Democracy that won more than 80 percent of the seats in the 1990 Burmese elections, has repeatedly called for economic sanctions on Burma, stating that corporations in Burma “create jobs for some people, but what they’re mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power … these companies harm the democratic process a great deal;”

Chevron, in partnership with Total of France, the Petroleum Authority of Thailand, and Myanma Oil and Gas Enterprise, holds equity in one of Burma’s largest investment projects: the Yadana gas-field and pipeline that transports gas to Thailand, generating billions of dollars for the Burmese regime;

How the Burmese regime uses the revenue is under scrutiny, according to the Financial Times, which obtained a 2009 International Monetary Fund report that found that Burma’s rulers add revenues from natural gas exports to the budget at the 30-year-old official exchange rate, causing the gas money to account for under one percent of budget revenue in 2007-08 instead of 57 percent if valued at market rates (“Burma’s economic prospects ‘bleak,’” Financial Times, May 10, 2009);

Human rights organizations have documented egregious human rights abuses by Burmese troops employed to secure the pipeline area, including forcible relocation of villagers and use of forced labor;

In March 2005, Unocal settled a case for a reported multi-million dollar amount in which it was claimed that Unocal was complicit in human rights abuses by Burmese troops hired by the Yadana project to provide security;

By purchasing Unocal, Chevron acquired Unocal’s investment in Burma including its legal, moral, and political liabilities;

Chevron does business in other countries with controversial human rights records: Angola, Kazakhstan, and Nigeria;

BE IT RESOLVED: The shareholders request the Board to make available by the 2012 annual meeting a report, omitting proprietary information and at reasonable cost, on Chevron’s criteria for (i) investment in; (ii) continued operations in; and, (iii) withdrawal from specific high-risk countries, including Burma.

SUPPORTING STATEMENT: We believe Chevron’s current country selection process is opaque, leaving unclear how Chevron determines whether to invest in or withdraw from countries where:

•	the government has engaged in ongoing, systematic human rights violations;

•	there is a call for economic sanctions by human rights and democracy advocates; and,

•	Chevron’s presence exposes the Company to government sanctions, negative publicity, and consumer boycotts.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron has rigorous policies and processes to identify and manage issues and risks and already reports on these processes.

In order to find, produce and provide energy, Chevron must go where energy resources may exist. This may require conducting business in countries with cultural, economic, social and political institutions and practices that are very different from those in the United States. Chevron’s operations require long-term, sustained and capital-intensive commitments, and the company’s operating units around the world continuously review political and economic conditions in their areas to assess the risks to Chevron employees, assets and brands.

In all countries, Chevron operates legally and under the values outlined in The Chevron Way. These values are implemented through numerous policies and processes, including Chevron’s Business Conduct and Ethics Code, Operational Excellence Management System (OEMS), Environmental, Social and Health Impact Assessment, and Human Rights Policy. Our policies reaffirm our commitment to consistency of conduct in our global operations with the intent of the United Declarations of Human Rights, the International Labour Organization Declaration on Fundamental Principles and Rights at Work, and the Voluntary Principles on Security and Human Rights. All employees are required to comply with these policies.

These policies and processes help Chevron to identify, analyze and manage security, social, environmental, health and safety issues incident to its operations and major capital projects, reinforce the company’s commitment to respect human rights, and set strict compliance policies for foreign corrupt practices and anticorruption laws. Lloyd’s Register Quality Assurance has attested that OEMS meets all requirements of the International Standards Organization’s 14001 environmental management system standard and the Occupational Health and Safety Assessment Series management specification 18001 and that OEMS is implemented throughout the Corporation.

In addition to our commitment and policies to reinforce legal, ethical and responsible operations, Chevron has been able to exercise positive influence in host countries by providing economic opportunities for their people through active community engagement initiatives and by working with communities to improve health care, schools, and opportunities for vocational training, supplier development and jobs.

For example, in Myanmar, Chevron supports critical health, economic development and education programs that make substantive and positive improvements in the lives of approximately 50,000 people. Chevron also contributed $2 million to the International Committee of the Red Cross and other disaster relief agencies to provide assistance to the people of Myanmar affected by Cyclone Nargis in early 2008. Since 2003, Chevron has provided over $2.4 million to fund a health program through the U.S.-based nongovernmental organization Pact. The program has helped more than 1.3 million people through efforts that address critical health issues including sanitation, HIV/AIDs awareness and tuberculosis diagnosis. Chevron and Yadana project partners also engage third parties to report on community activities and practices in Myanmar. Since 2002, Total S.A. and project partners have been participants in the Corporate Engagement Project of CDA Collaborative Learning Projects, a U.S. nonprofit organization that has been visiting the pipeline area and publishing its independent observations. The reports are publicly available at www.CDAinc.com.

The proposed report would be duplicative of Chevron’s current disclosures, and the suggested guidelines would not be as effective as Chevron’s current procedures for managing and evaluating in-country issues and risks. These policies and processes are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s Web site at www.chevron.com. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING FINANCIAL RISKS FROM CLIMATE CHANGE

(Item 9 on the proxy card)

Whereas:

There is a general consensus among climate scientists that, without significant intervention, climate change will result in dramatic weather events, rising sea levels, drought in some areas and significant impacts on human and ecosystem health. The Pentagon also believes that climate change will have significant national security implications.

Climate change will therefore have profound negative effects on global economies, confronting business leaders with major challenges.

Scientific, business, and political leaders globally have identified the risks of climate change for the natural environment and the global economy and therefore called for urgent action by governments and companies.

In response, numerous companies are proactively reducing their carbon footprints. Chevron is advertising on its website and in public ads many steps the company is taking to reduce greenhouse gases contributing to climate change. Proponents commend our company for this leadership.

Many investors, including members of the Investor Network on Climate Risk, representing approximately $9 trillion of assets under management and the Carbon Disclosure Project backed by investors with approximately $64 trillion in assets under management, urge companies to provide full reporting on greenhouse gas emissions and full disclosure of climate risk. The Securities and Exchange Commission mandated climate risk disclosure in company 10K Reports.

Many companies are conducting internal assessments of business risks and opportunities posed by climate change and becoming more transparent by adding sections in their 10K, Annual Reports, website and other public statements on present and future risks.

Moreover, questions about risks inherent in deep water drilling, oil sands development and hydraulic fracturing are rapidly expanding.

Clearly, climate change, other environmental risks and related government policies may have a significant impact on our investment in Chevron.

Thus it is important for Chevron to carefully study the impacts, risks and opportunities posed by climate change for our company and its future operations to enable management to respond effectively to protect and enhance shareowner value.

Resolved: Investors request Chevrons’ Board of Directors to prepare a report to shareowners on the financial risks resulting from climate change and its impacts on shareowner value over time, as well as actions the Board deems necessary to provide long-term protection of our business interests and shareowner value. The Board shall decide the parameters of the study and summary report.

A summary report will be made available to investors by September 15, 2011. Cost of preparation will be kept within reasonable limits and proprietary Information omitted.

Supporting Statement:

We suggest management consider the following in their risk analysis.

•	Emissions management;

•	Physical risks of climate change on our business and operations, e.g. the impact of rising sea levels on operations, including the supply chain;

•	Water Scarcity

•	U.S. and global regulatory risks of legislative proposals for carbon taxes and cap and trade;

•	“Material risk” with respect to climate change;

•	Positive business opportunities;

•	Reputation, brand and legal risk.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron already discloses material risks related to climate change and climate change regulation in its Annual Report on Form 10-K, which is filed with the U.S. Securities and Exchange Commission (SEC) and is available at www.chevron.com. Moreover, in light of the highly uncertain regulatory environment, disclosing speculative or immaterial risks could be misleading and could result in confusion.

Chevron responds actively to the concerns of governments and the public about climate change. Now in its ninth year of implementation, Chevron’s Action Plan on Climate Change continues to guide our activities in response to climate change in the areas of greenhouse gas (GHG) emissions reduction, energy efficiency improvement, research and development investment in innovative low-carbon energy technologies, and advocacy. For example:

•

As of 2010, Chevron has reduced the total energy consumption required to complete all of today’s business functions by 33 percent compared with the energy the Company would have consumed if we were still operating at 1992 efficiencies;

•

The Gorgon project in Australia will include storage of carbon dioxide. The sequestration component is expected to be the largest in the world and will demonstrate Chevron’s global leadership in this technology;

•

Chevron is the world’s largest producer of geothermal energy, with installed geothermal capacity in Indonesia and the Philippines of more than 1,200 megawatts, enough energy to meet the needs of 16 million people;

•

Catchlight Energy LLC, Chevron’s joint venture with Weyerhaeuser Co., is a research and development partnership to transform cellulosic biomass into biofuels, with a focus on commercial-scale production; and

•

Chevron Energy Solutions applies proven energy-efficiency and renewable power technologies to meet the needs of customers and works within Chevron to support internal energy efficiency, reliability, and renewable energy projects.

Chevron is currently complying with GHG emissions limits under the European Union Emissions Trading Scheme (ETS) and the New Zealand ETS and is preparing for the January 1, 2012, start of cap-and-trade provisions under California’s AB32. Chevron recently implemented enhanced organizational capability and governance for carbon markets, ensuring a robust response to existing and potential market-based regulation.

For capital projects, Chevron evaluates GHG emissions profiles, potential costs of carbon, opportunities for avoidance or reduction of emissions, and the potential opportunities for carbon credit generation. Since 2002, Chevron has used an enterprise-wide emissions protocol and inventory system to calculate its emissions of carbon dioxide (CO2), methane (CH4) and nitrous oxide (N2O) and to estimate its energy use in accordance with industry-accepted methods. In 2009, Chevron deployed a new Web-based system that is based on industry best practices in GHG accounting and reporting.

Since 2004, Chevron has participated in the Carbon Disclosure Project, which is an annual survey conducted on behalf of more than 475 institutional investors, and has been recognized within the energy sector as a leader in five of the past six years. Chevron regularly communicates the GHG footprint of its operations and its performance against an annual GHG emissions target in the Corporate Responsibility Report available at www.chevron.com.

Chevron evaluates costs and opportunities under existing and potential regulation for both its current business and capital investments. Based on this analysis, Chevron discloses the material risks from climate change and climate change regulation in its Annual Report on Form 10-K filed with the SEC. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HYDRAULIC FRACTURING

(Item 10 on the proxy card)

Whereas:

Onshore “unconventional” natural gas production often requires hydraulic fracturing, which typically injects a mix of millions of gallons of water, thousands of gallons of chemicals, and particles deep underground to create fractures through which gas can flow for collection. According to the American Petroleum Institute, “up to 80 percent of natural gas wells drilled in the next decade will require hydraulic fracturing.”

The potential impacts of those fracturing operations stem from activities above and below the earth’s surface—including actions that are necessarily part of the life cycle of fracturing and extraction, such as assuring the integrity of well construction, and moving, storing, and disposing of significant quantities of water and toxic chemicals.

High profile contamination incidents, especially in Pennsylvania, have fueled public controversy. Pennsylvania’s Times-Shamrock Newspapers report “many of the largest operators in the Marcellus Shale have been issued violations for spills that reached waterways, leaking pits that harmed drinking water, or failed pipes that drained into farmers’ fields, killing shrubs and trees.”

Chevron plans to acquire Atlas Resources. Atlas has been fined for spilling fracturing waste in Pennsylvania and is being sued by a Pennsylvania landowner alleging pollution of his water wells. In the opinion of the proponents, due diligence in the acquisition process should include review of potential environmental impacts and related risk management strategies associated with the planned acquisition.

Public officials in Pittsburgh and Philadelphia have called for delays or bans on fracturing. Various states have tightened or are considering tightening regulations, though state regulations remain uneven. The federal Environmental Protection Agency is studying the potential adverse impact that hydraulic fracturing may have on water quality and public health.

A multi-sectoral assessment for investors, “Water Disclosure 2010 Global Report,” noted the existence of reputational risks from water management for the oil and gas sector.

Proponents believe these potential environmental impacts and increasing regulatory scrutiny could pose threats to Chevron’s license to operate and enhance vulnerability to litigation.

Therefore be it resolved:

Shareholders request that the Board of Directors prepare a report by September 1, 2011, at reasonable cost and omitting confidential information such as proprietary or legally prejudicial data, summarizing 1. known and potential environmental impacts of fracturing operations that are owned or proposed for acquisition by Chevron Corporation; and 2. policy options for our company to adopt, above and beyond regulatory requirements and our company’s existing efforts, to reduce or eliminate hazards to air, water, and soil quality from fracturing operations.

Supporting statement:

Proponents believe policies explored should include, for example, additional efforts to reduce toxicity of fracturing chemicals, recycle waste water, monitor water quality prior to drilling, cement bond logging, and other structural or procedural strategies to reduce environmental hazards and financial risks. “Potential” includes occurrences that are reasonably foreseeable and worst case scenarios. “Impacts of fracturing operations” encompass the life cycle of activities related to fracturing and associated gas extraction.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron is already committed to meeting or exceeding all applicable laws and regulations and to applying responsible standards where such laws do not exist, including appropriate precautions that relate specifically to hydraulic fracturing. Chevron has existing processes for appraisal, analysis and reporting of environmental issues, making the proposed report a waste of stockholder money.

To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System and Environmental, Social and Health Impact Assessment process help Chevron to identify, analyze and manage social, environmental, health and safety issues, including environmental stewardship. In the case of hydraulic fracturing, these processes guide the Company in developing drilling plans, well design, and completion design and monitoring and in seeking permit applications.

In addition, regulatory protections are well established. Well location, design, construction, drilling, completion and operations are all already regulated through well permitting programs by experienced state oil and gas agencies familiar with local conditions. Hydraulic fracturing and related operations are regulated at the state level to protect water source wells and groundwater aquifers, while achieving the delivery of safe, economical and secure domestic natural gas. In 2009, the Groundwater Protection Council surveyed the regulatory frameworks of 27 states, representing more than 99.9 percent of U.S. oil and natural gas production, and concluded that “state regulations are adequately designed to directly protect water resources.”

The American Petroleum Institute has published guidance on well construction and integrity for wells that will be hydraulically fractured, and has developed guidance on industry best practices to further reduce environmental impacts associated with the use, management, treatment, and disposal of water and other fluids used in hydraulic fracturing. Chevron is participating in these and other efforts to ensure hydraulic fracturing practices remain effective and environmentally responsible.

Hydraulic fracturing has been used for more than 60 years in nearly one million wells drilled in the United States. Hydraulic fracturing technology, when employed properly, has enabled natural gas development to be pursued with less environmental impact than traditional development; some examples include greater recovery of hydrocarbons through fewer wells, lower drilling waste volumes, smaller environmental footprints, less surface disturbance, and reduced air emissions. The Groundwater Protection Council and, in a 2004 study, the U.S. Environmental Protection Agency have stated that hydraulic fracturing does not pose a significant risk to groundwater. Based on these assessments, as well as Chevron’s own internal studies and procedures, your Board believes that hydraulic fracturing can be conducted safely and in an environmentally responsible manner.

Chevron is sensitive to stockholder concerns for the environment and is committed to working with all stakeholders to address environmental concerns, while providing affordable and reliable energy, good jobs, and public revenue associated with the safe and efficient production of natural gas. In light of Chevron’s existing appraisal, analysis and reporting processes, your Board believes that the proposed report would merely duplicate Chevron’s current efforts and thus would be a waste of stockholder money. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING OFFSHORE OIL WELLS

(Item 11 on the proxy card)

Whereas, offshore oil wells are an important source of oil,

Whereas, offshore oil wells require exceptional drilling technology,

Whereas, out-of-control offshore oil wells can cause extraordinary economic environmental and human community disruption,

Whereas, out-of control offshore oil wells can have devastating impact on corporation stock value, reputation and liabilities of the corporation that owns or is a partner in the well,

Whereas, litigation, reclamation and restitution expenses following an out-of-control offshore oil well can be unpredictable and detrimental to corporation stock value,

Be it Resolved: That the shareholders of Chevron Corporation recommend preparation and delivery to all shareholders a report that includes,

a)	The numbers of all offshore oil wells (exploratory, production and out-of-production) that Chevron Corporation owns or has partnership in

b)	Current and projected expenditures for remedial maintenance and inspection of out-of-production wells

c)	Cost of research to find effective containment and reclamation following marine oil spills.

Supporting Statement

BP’S out-of-control deepwater drilling rig explosion and subsequent oil spill has brought into focus the hazards of offshore oil production. The BP incident resulted in catastrophic loss of share value and distress sale of corporate assets. Chevron Corporation had an oil spill in the Gulf of Mexico in the 1970’s that resulted in massive fines by the U.S. E.P.A. for multiple violations in which blow-out-preventers (storm chokes) were not installed. Shareholders need to know the amount of exceptional risk associated with offshore drilling. Furthermore, shareholders need to know the internal planning response of Chevron Corporation’s management to the BP disaster. Please vote FOR this proposal for needed information regarding the extraordinary risks associated with offshore oil production.

Stockholder Proposals (Concluded)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because the Board does not believe that the proposed report would provide stockholders with any additional meaningful information regarding offshore drilling risk and incident response, and is therefore unnecessary and a waste of stockholder money. While your Board understands concerns over the risks underlying this proposal, it does not believe that the data requested in the proposed report would address those concerns.

All work done by Chevron is guided by The Chevron Way, which places the highest priority on the health and safety of our workforce and the protection of the environment. To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System helps the Company identify and manage the risks we encounter in our global business operations. The system is effective because it requires leader-driven assessment of strengths and gaps, completion of risk-reducing actions, regular review of progress, and continual improvement.

Chevron is committed to advancing safe operations through its well design process, rigorous training—including a comprehensive, five-day global well control training program—and a structured management of change process for any proposed changes in well design or construction. Globally, Chevron has programs to assure that wells that are no longer producing are properly sealed and inspected. In the U.S. Gulf of Mexico, Chevron has had a program to proactively plug and abandon such wells and to remove structures that are no longer needed, and Chevron accelerated this program to meet the U.S. government’s new guidance on this subject.

Unquestionably, the Deepwater Horizon tragedy highlighted concerns for safe offshore oil drilling. Chevron assisted with the industry response to the Deepwater Horizon incident by active participation on four joint industry task forces created to identify improvements in the areas of blowout prevention, well intervention, containment and surface oil spill response.

Chevron is also a key member of the two largest global oil spill cooperatives—the Marine Spill Response Corporation and Oil Spill Response. In addition, Chevron has collaborated with other energy companies to create the Marine Well Containment Company, in order to significantly enhance the industry’s ability to more quickly respond to loss of well control incidents in the Gulf of Mexico. This rapid response system is capable of capturing and containing 60,000 barrels of oil per day at depths up to 8,000 feet in the event of a potential future underwater well blowout in the deepwater Gulf of Mexico. An expanded containment system is being engineered for use in deepwater depths up to 10,000 feet and will have the capacity to contain 100,000 barrels of oil per day. The Deepwater Horizon incident demonstrated that there are opportunities to improve the effectiveness of oil spill response recovery efforts in the open ocean. Chevron continues to review our own spill response recovery efforts and is exploring, with industry associations and the U.S. government, new ways to more effectively manage similar events.

Your Board is confident that oil and gas development can be conducted safely and that Chevron has extensive processes and procedures in place to manage and evaluate the risks of deepwater oil and gas production. While your Board understands that the hazards of offshore drilling are of great concern to stockholders and the general public, your Board believes that it would be a waste of stockholder money to produce a special report aimed narrowly at information concerning the number of Chevron’s offshore wells and certain costs associated with out-of-production wells and incident response research. Therefore, your Board recommends that you vote AGAINST this proposal.

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS SOON AS POSSIBLE

Printed on recycled paper

VOTE VIA TELEPHONE OR INTERNET OR MAIL 24 Hours a Day, 7 Days a Week

ATTN: CORPORATE GOVERNANCE DEPARTMENT 6001 BOLLINGER CANYON ROAD SAN RAMON, CA 94583-2324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date or the Voting Plan cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or the Voting Plan cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chevron Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chevron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32241-P09831-Z55020	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHEVRON CORPORATION
If you wish to vote in accordance with the Board of Directors’ recommendations, you need only sign, date and return this proxy.
Your Board recommends a vote “FOR” and, unless you vote “Against” or “Abstain,” your proxy holders will vote “FOR” the election of the following Directors 1a through 1m:			For	Against	Abstain

1a.	L. F. Deily		☐	☐	☐	Your Board recommends a vote “FOR” and, unless you vote “Against” or “Abstain,” your proxy holders will vote “FOR” Board proposals 2 and 3:			For	Against	Abstain
1b.	R. E. Denham		☐	☐	☐	2.	Ratification of Independent Registered Public Accounting Firm		☐	☐	☐

1c.	R. J. Eaton		☐	☐	☐	3.	Advisory Vote on Named Executive Officer Compensation		☐	☐	☐
1d.	C. Hagel		☐	☐	☐	Your Board recommends that you vote “1 YEAR” and, unless you vote otherwise, your proxy holders will vote “1 YEAR” on Board proposal 4:		1 Year	2 Years	3 Years	Abstain
1e.	E. Hernandez		☐	☐	☐	4.	Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation	☐	☐	☐	☐
1f.	G. L. Kirkland		☐	☐	☐	Your Board recommends a vote “AGAINST” and, unless you vote “For” or “Abstain,” your proxy holders will vote “AGAINST” stockholder proposals 5, 6, 7, 8, 9, 10 and 11:			For	Against	Abstain

1g.	D. B. Rice		☐	☐	☐	5.	Independent Director with Environmental Expertise		☐	☐	☐

1h.	K. W. Sharer		☐	☐	☐	6.	Human Rights Committee		☐	☐	☐

1i.	C. R. Shoemate		☐	☐	☐	7.	Sustainability Metric for Executive Compensation		☐	☐	☐

1j.	J. G. Stumpf		☐	☐	☐	8.	Guidelines for Country Selection		☐	☐	☐

1k.	R. D. Sugar		☐	☐	☐	9.	Financial Risks from Climate Change		☐	☐	☐

1l.	C. Ware		☐	☐	☐	10.	Hydraulic Fracturing		☐	☐	☐

1m.	J. S. Watson		☐	☐	☐	11.	Offshore Oil Wells		☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Dear Stockholders:

The lower portion of this form is your proxy for Chevron Corporation’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote. You may vote by telephone, Internet or mail. If you wish to vote by telephone or Internet, instructions are printed on the reverse side of this form. If you wish to vote by mail, please mark, sign, date and return the proxy (the reverse portion of this form) using the enclosed postage-paid envelope. You must sign, date and return the proxy for your vote to be counted.

The upper portion of this form is your Annual Meeting admission ticket. I invite you to attend the Annual Meeting at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California. Only stockholders are invited to attend the meeting. Please bring this ticket and a government-issued photo identification with you to the Annual Meeting. You will need a ticket to be admitted into the meeting.

Sincerely,

Lydia I. Beebe

Corporate Secretary and Chief Governance Officer

Annual Meeting of Stockholders
•	Meeting Date:	May 25, 2011
•	Meeting Time:	8:00 a.m., PDT (doors open at 7:30 a.m.)
•	Meeting Location:	Chevron Park Auditorium 6001 Bollinger Canyon Road
San Ramon, CA 94583-2324

Directions to the Annual Meeting location are provided on page 7 of the 2011 Proxy Statement.

Note: Cameras, recording equipment, electronic devices, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 25, 2011: The Notice of the 2011 Annual Meeting, 2011 Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

M32242-P09831-Z55020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints John S. Watson, R. Hewitt Pate and Lydia I. Beebe, and each of them, proxy holders of the undersigned, each with power of substitution, to represent and to vote all the shares of Chevron Corporation common stock held of record by the undersigned on April 1, 2011 at Chevron Corporation’s Annual Meeting of Stockholders, to be held on May 25, 2011, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in accordance with their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, without limitation, any proposal to adjourn or postpone the meeting to a later time and place for the purpose of soliciting additional proxies.

If shares of Chevron Corporation common stock are issued to or held for the account of the undersigned under employee plans and voting rights are attached to such shares (a “Voting Plan”), the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Chevron Corporation common stock held in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at Chevron Corporation’s Annual Meeting of Stockholders and at any adjournment or postponement thereof, on all matters properly coming before the meeting, including but not limited to the matters set forth on the reverse side. If you have shares in a Voting Plan and do not vote those shares, your trustee may or may not vote the shares, in accordance with the terms of the Voting Plan. We encourage you to vote the shares. All votes of Voting Plan shares must be received by the respective fiduciary by May 20, 2011 in order to be counted. You may attend the meeting; however, Voting Plan shares may not be voted at the Meeting.

Your telephone or Internet vote authorizes the named proxy holders and/or the respective fiduciary to vote the shares in the same manner as if you marked, signed and returned your proxy form.

If you vote your proxy by telephone or Internet, you do not need to mail back your proxy form.

Please mark, date and sign this proxy on the reverse side and return it using the enclosed postage-paid envelope.